Exhibit 10.1
LICENSE AGREEMENT
EFFECTIVE AUGUST 1, 2007
NOTE: CERTAIN MATERIAL HAS BEEN OMMITTED FROM THIS AGREEMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2. THE LOCATIONS OF THESE OMISSIONS ARE INDICATED THROUGHOUT THE AGREEMENT BY THE FOLLOWING MARKINGS: [***].

TABLE OF CONTENTS

GLOSSARY OF TERMS		1
1.	GRANT OF LICENSE	8
1.1	License for Operations	8
2.	TERM	9
3.	FEES	10
3.1	Amount	10
4.	USE OF MARKS	10
4.1	Licensed Business Name	10
4.2	Other Communications	10
4.3	Use and Registration of Licensed Business Marks	10
4.4	Prosecution of Claims Relating to Licensed Business Name	10
4.5	Rights of the Parties	10
4.6	Injunctive Relief	11
4.7	Infringing Use	11
4.8	Good Will	11
4.9	Survival	12
5.	OPERATIONAL OBLIGATIONS OF LICENSEE	12
5.1	Performance Standards	12
5.2	Business Conduct	12
5.3	Hours of Operation	12
5.4	Pricing	13
5.5	Discount Policy	13
5.6	Customer Loyalty Programs	13
5.7	Customer Adjustment/Service	13
5.8	Employee Standards	13
5.9	Licensee’s Employees	13
5.10	Employee Compensation	14
5.11	Compliance with Labor Laws	14
5.12	Compliance with Law	14
5.13	Payment of Obligations	15
5.14	Licensee’s Obligations	15
5.15	Liens	15
5.16	Overseas Labor Sourcing	15
5.17	Preparer	15
5.18	Preparer’s Responsibilities	16
5.19	Licensee’s Guarantee to Customers	16
5.20	Quotation of Charges	16
5.21	Copies of Tax Returns; Taxpayers’ Files	16
6	LICENSED BUSINESS AREA	16
6.1	Locations	16
6.2	Existing Locations	20
6.3	Additional Locations	20
6.4	Right of First Opportunity for Other Sears Stores	20

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6.5	Improvements	20
6.6	Commencement of Operations	20
6.7	Condition of Licensed Business Area	21
6.8	Changes of Location/Remodeling	21
6.9	Electric/HVAC	22
6.10	Telephone Service	22
6.11	Telephone Numbers	23
6.12	Telephone Directory Listings	23
6.13	Access to Licensed Business Area	23
6.14	Effect of Store Leases	23
6.15	Waiver of Property Damages	23
7	PUBLIC COMMUNICATIONS	24
7.1	Licensee Advertising	24
7.2	Other Publicity	25
7.3	Forms	26
8	LICENSED BUSINESS EQUIPMENT	26
8.1	Licensee's Equipment	26
8.2	Licensee-Provided POS Terminal	26
9	TRANSACTION AND SETTLEMENT	26
9.1	Check Cashing	26
9.2	Charge Cards	28
9.3	Settlement	29
9.4	Licensee Reports	29
9.5	Company Audit Rights	29
9.6	Licensee Underreporting	30
9.7	Company Rights of Recoupment and Setoff	31
10	CONFIDENTIALITY; CUSTOMER INFORMATION
10.1	Confidential Business Information	31
10.2	Confidential Treatment and Use Restrictions	31
10.3	Licensee Customer Information	32
10.4	Company Customer Information	32
10.5	Equitable Relief	32
10.6	Post-Termination Obligation	32
11	RELATIONSHIP OF PARTIES	32
12	DEFENSE AND INDEMNITY	33
12.1	Defense	33
12.2	Indemnity	34
12.3	Survival	35
13	INSURANCE	35
13.1	Types of Insurance	35
13.2	No Cancellation Without Notice	37
13.3	Certificates	37
13.4	Expiration/Non-Renewal	37
13.5	No Waiver	37
14	TERMINATION	37
14.1	Termination of Store Locations	37

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14.2	Termination of Company on Notice	37
14.3	Termination by Licensee on Notice	38
14.4	Termination After Opportunity to Cure	38
14.5	Termination on Store Closing or Casualty	39
14.6	Effect on Termination	39
14.7	Survivability	39
15	Assignment	39
15.1	Assignment by Licensee	39
15.2	Assignment by Company	39
15.3	Binding Nature	40
16	MISCELLANEOUS	40
16.1	Governing Law	40
16.2	Jurisdiction and Venue	40
16.3	Notices	40
16.4	Severability	41
16.5	No Waiver	41
16.6	Cumulative Rights	41
16.7	Construction	41
16.8	Survival	41
16.9	Entire Agreement; Modifications	41
16.10	Separate Counterparts	41

Schedule 1.1B		43
Schedule 3.1		44
Schedule 4.3A		45
Schedule 6.1(f)		47
Schedule 6.2		48
Schedule 9.2A		1

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GLOSSARY OF TERMS
1.	“Additional Location” means any Designated Company Store added after the Effective Date.

2.	“Authorized Services”
(a)	tax preparation and filing services and any service or product related thereto as offered by Licensee in Sears stores at any time prior to April 17, 2007, including:
(i)	processing and financing customer balance due tax payments;

(ii)	depositing, financing, transferring or otherwise handling customer tax refunds,

(iii)	establishing or facilitating bank, savings, or investment accounts that may be set up or funded with a customer’s tax refund or anticipated refund proceeds (currently H&R Block Easy IRA’s, H&R Block Easy Savings Accounts, and prepaid debit cards),

(iv)	products currently known as refund anticipation loans, refund anticipation checks, and instant money advance loans (or similar loans which may be offered under different names); and

(v)	any service guarantee or extended warranty related to any of the foregoing including Licensee’s Peace of Mind service guarantee,
(b)	additional services and products not covered by subsection (a) above; provided, however, that Company may prohibit Licensee from offering such products or services within Company Stores but only as provided in this subsection (b):
(i)	Licensee shall provide Company a written notice of its intent to offer any additional services and products by August 1 prior to the Tax Season during which Licensee proposes to offer such services or products, including:
A.	a full description of each service or product including its use, operation, and value proposition to the consumer (sufficient to enable a person who is knowledgeable in the service or product’s industry to distinguish it from alternative services or products available in the industry);

B.	the geographic scope of Licensee’s offering;

C.	the launch date and expected duration of the offer; and

D.	a description of the target market for the service or product.
(ii)	Company may prohibit Licensee from offering such additional services and products if Company provides Licensee written notice of its reason for such prohibition within 30 days after its receipt of Licensee’s notice of its intent to offer such the intended services and products, advising that Licensee’s offering of such services or products would, in Company’s sole judgment:

A.	cause Company to breach a third-party contract requirement existing prior to the date of Licensee’s notice (or a similar contract requirement in a successor contract, enacted after the date of Licensee’s notice; provided, however, that Company shall not enter into a successor contract that would prohibit Licensee from offering a service or product that Licensee has been authorized to offer in Company Stores in any of the five previous years); or

B.	involve the offer or sale of competing merchandise or services otherwise offered by Company.
(iii)	In addition, Company may prohibit Licensee from offering additional services and products if Company determines in its sole discretion that such services or products would likely negatively affect the Sears brand, if Company notifies Licensee in writing within 15 days after its receipt of notice from Licensee of the intended offering of services and products of the specific grounds for judging such service or product to have a likely effect of negatively impacting the Sears brand. Licensee shall then have 15 days to modify such service or product to address Company’s grounds for concern and if properly addressed, such service or product may be offered in Company Stores and shall be deemed an Authorized Service. In the event such concerns cannot be addressed in Sears’ sole judgment, Licensee may not offer such product or service in Company Stores. If Company does not prohibit Licensee from offering a service or product, such service or product shall be deemed an Authorized Service. Company acknowledges that it may not withhold its approval for the purpose of negotiating any form of consideration or for any other reason, except as specifically set forth above.

(iv)	This subsection (b) does not affect other provisions of this Agreement that restrict Licensee’s offering or performance of certain services and products, e.g., compliance with laws.
(c)	Unless otherwise agreed in writing, Company retains the right to offer additional services that are not related to tax preparation services in any Company Stores at any time, even if Licensee is offering those same or similar services; provided, however, that after the Effective Date, Company shall not grant an exclusive right to any other licensed business to offer such services if Licensee is offering those same or similar services.

(d)	The parties acknowledge that if Licensee is prohibited from offering services or products pursuant to subsection (b) above, Licensee shall no longer be obligated to tag its advertisements of such prohibited services or products as provided in Section 7.1, and Licensee may include a disclaimer in any advertising of the unavailability of such service or product at the Company Stores as deemed legally advisable by Licensee in Licensee’s sole discretion.
3.	“Block Plan” means a diagram submitted by Company to Licensee showing the defined area of space to be provided by Company for the operation of the Licensed Business in a Designated Company Store.

4.	“Cardholder” means any person whose name is on the Credit Card or any authorized user of such Credit Card.

5.	“Change in Control” means an asset sale, merger, consolidation, or any other transaction or arrangement the effect of which is that more than 50% of the total voting power entitled to vote in the election of the board of directors of either party’s ultimate parent company is held by a person or group other than the shareholders of such party, who, individually or as a group, held at least 50% of such voting power immediately prior to such event. For purposes of this definition:
(a)	A “group” is two or more persons acting in coordination as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of an issuer; and

(b)	A party’s “ultimate parent company” is that entity that owns, or that combination of entities that together own, directly or indirectly, at least 50% of the ownership interest in the party, and that is not owned in turn by persons who are dedicated jointly for the advancement of the business purposes of the party.
6.	“Check Cashing Fee” means the fee charged by Company for cashing loan checks and refund anticipation checks bearing the name of Company’s authorized tax preparation licensed business operator, issued by participating banks.

7.	“Company Advertisements” means the national advertising activities that Licensee shall engage in from December 1 through April 15 of each year during the Term, using a Company tagline consistent with the tagline used prior to the date hereof.

8.	“Company Confidential Business Information” means any information, whether disclosed in oral, written, visual, electronic or other form, that Company discloses or Licensee observes in connection with Licensee’s performance under this Agreement that is (i) conspicuously marked or identified at the time of disclosure as “Confidential” or “Proprietary,” (ii) disclosed in other than written form which is confirmed in writing to Licensee as confidential (with a description or summary of the information disclosed) within seven days of disclosure, or (iii) would reasonably be deemed to be confidential based on the facts as circumstances. Company Confidential Business Information includes Company’s customer lists, business plans, strategies, forecasts and analyses, financial information, employee and vendor information; software (including documentation and code), hardware and system designs and protocols, product and service specifications, purchasing, logistics, sales, marketing and other business processes, and the terms and conditions of this Agreement.

9.	“Company Customer Information” means all personal and demographic information about individual Company’s customers gathered by Company in the operation of its business, including names, addresses, and telephone numbers.

10.	“Company Fees” means the fees Licensee shall pay to Company.

11.	“Company Marks” means trademarks, service marks and trade names and Licensed Business Marks that are exclusively owned by or licensed to Company or any of its affiliates, other than the Licensed Business Name and Licensee Marks listed on Schedule 4.3A.

12.	“Company Store” means any traditional Sears brand full-line store locations primarily found in mall locations and the following Sears Grand stores:

Store Number	Location
1802	Gurnee, IL
1813	Pittsburgh Mills, PA
1818	Rancho Cucamonga, CA
1822	Cape Girardeau, MO
1828	Las Vegas, NV
1831	Thornton, CO
1847	Austin, TX
1888	West Jordan, UT
13.	“Confidential Business Information” means any information, whether disclosed in oral, written, visual, electronic or other form, which either party discloses or observes in connection with any performance under this Agreement.

14.	“Credit Card” means each Sears Card or Third Party Credit Card.

15.	“Customer” means any customer who becomes first known to Licensee as a result of contact made through Licensee’s operation of the Licensed Business and who subsequently purchases services from Licensee in the Licensed Business or in another location during the same Tax Season.

16.	“Default” means any circumstance described in Section 14.2 or Section 14.3 (as applicable) that entitles a party to terminate the Agreement immediately upon delivery of written notice of such termination to the other.

17.	“Designated Company Stores” means the Company Stores listed on Schedule 1.1B, where Licensee will operate a Licensed Business during the Tax Season.

18.	“Existing Location” means any Designated Company Store where the Licensed Business was in operation either by Licensee or another vendor prior to the Effective Date.

19.	“Forms” means any or all customer contract forms, warranty or guarantee documentation and other forms and materials.

20.	“Gross Sales” means fees collected from the Licensed Business for all of Licensee’s Tax Services and Peace of Mind.

21.	“Labor Laws” means all federal, state and local laws, ordinances rules and regulations which Licensee shall comply with regarding its employees.

22.	“Licensed Business” means the non-exclusive privilege of conducting and operating a licensed business under this Agreement.

23.	“Licensed Business Area” means the location within each Designated Company Store where Licensee is authorized to operate the Licensed Business and the specific business being conducted pursuant to the license granted under this Agreement.

24.	“Licensed Business Marks” means the Licensed Business Name and any other trademarks and service marks used in connection with the Licensed Business that have been approved by both Company and Licensee.

25.	“Licensed Business Name” means the name “H&R Block at Sears” under which Licensee shall operate the Licensed Business in Designated Company Stores, excluding mall locations.

26.	“Licensee Confidential Business Information” means any information, whether disclosed in oral, written, visual, electronic or other form, that Licensee discloses or Company observes in connection with Company’s performance under this Agreement, that is (i) conspicuously marked or identified at the time of disclosure as “Confidential” or “Proprietary,” (ii) disclosed in other than written form which is confirmed in writing to Company as confidential (with a description or summary of the information disclosed) within seven days of disclosure, or (iii) would reasonably be deemed to be confidential based on the facts and circumstances. Licensee Confidential Business Information includes Licensee’s customer lists, business plans, strategies, forecasts and analyses, financial information, employee and vendor information, software (including documentation and code), hardware and system designs, and protocols, product and service specifications, purchasing, logistics, sales, marketing and other business processes, and the terms and conditions of this Agreement.

27.	“Licensee Customer Information” means all personal and demographic information about Licensee’s customers gathered by Licensee in the operation of the Licensed Business, including names, addresses, telephone numbers and tax return information.

28.	“Licensee Marks” means the trademarks, service marks and trade names that are exclusively owned by or licensed to Licensee or any of its affiliates listed on Schedule 4.3A, and excluding the Licensed Business Name.

29.	“Licensee Owned Retail Territories” means the areas in which Licensee is the direct provider of Tax Services under Licensee’s trademarks excluding Licensee’s franchised territories.

30.	“Licensee POS Terminal” means a point of sale terminal for processing credit and debit card transactions that Licensee shall furnish at its expense.

31.	“Licensee’s Equipment” means all furniture, fixtures and equipment necessary for the efficient operation of the Licensed Business.

32.	“Marks” means Licensee Marks and Company Marks.

33.	“Net Sales” means Gross sales from operation of the Licensed Business, less taxes, returns, allowances or adjustments and discounts.

34.	“New Client” means a paying client who did not have his or her individual tax return prepared at any H&R Block office (company or franchise), and who was not a user of any H&R Block digital tax preparation software or online product, during the prior Tax Season.

35.	“Non-Peak Season” means the period from February 16 through March 31 during each Tax Season.

36.	“Other Sears Stores” means retail formats of Sears-branded stores other than Company Stores and Sears Authorized Retail Dealer Stores that are in existence as of the Effective Date..

37.	“Peace of Mind” means Licensee’s branded Peace of Mind Extended Warranty Service offered to tax clients.

38.	“Peak Season” means the periods from January 2-February 15 and April 1-April 30 during each Tax Season.

39.	“RAC” means a refund anticipation check.

40.	“RAL” means a refund anticipation loans.

41.	“Representatives” means each party’s employees, directors, officers, agents and professional advisers, and each party’s affiliates and their respective employees, directors, officers, agents and professional advisors.

42.	“Sears Card” means a credit card issued with branding using a Company Mark, such as a SearsCard®, Sears Premier Card®, Sears MasterCard®, Sears Gold MasterCard®, Sears Premier Gold MasterCard®, and The Great Indoors® Gold MasterCard®, with which a customer may tender payment for the Authorized Services.

43.	“Shopping Mall” means a group of stores and businesses facing a central system of walkways for pedestrians, surrounded by or contiguous with a private, shared parking lot. For purposes of this Agreement, shopping mall includes both malls where stores surround the central system of pedestrian walkways, and “strip shopping centers,” where a line of stores faces the parking areas, with the pedestrian walkway separating the stores and parking areas.

44.	“Tax Classes” means the operation of income tax return preparation training classes that Licensee has the option to conduct.

45.	“Tax Promotion Period” means the period from December 26 through April 15 of each year during the Term.

46.	“Tax Season” means the time period of January 2 through April 30 each year during the Term. If a Tax Season is identified to a particular calendar year (e.g., Tax Season 2008), it means January 2 through April 30 of that calendar year.

47.	“Tax Services” means the professional tax preparation services provided by Licensee’s individual tax professionals.

48.	“Term” means a three year period beginning on the Effective Date and ending at the close of business on July 31, 2010. “Term” also includes any renewal periods agreed under Section 2.1.

LICENSE AGREEMENT
THIS LICENSE AGREEMENT (the “Agreement”) is entered into as of August 1, 2007 (the “Effective Date”), by Sears Holdings Management Corp., a Delaware corporation, as agent for SEARS, ROEBUCK AND CO., a New York corporation (“Company”), and H&R BLOCK SERVICES, INC., a Missouri corporation, operating H&R Block offices through its wholly owned subsidiaries (“Licensee”).
Company and Licensee hereby agree as follows:

1.	GRANT OF LICENSE
1.1	License for Operations.
(a)	License. Company grants Licensee the non-exclusive privilege of conducting and operating, and Licensee shall conduct and operate a Licensed Business to offer and sell the Authorized Services only to customers in the United States and only through Designated Company Stores. Licensee shall be permitted to conduct the Licensed Business at any time during the Tax Season or such other times as may be mutually agreed to in writing by the parties.

(b)	Tax Classes. Company additionally grants to Licensee the right at Licensee’s option to conduct Tax Classes for the general public, but only in those Designated Company Stores where the Company Store General Manager from time to time authorizes the conduct of the Tax Classes. The amount and location of the space to be utilized for the Tax Classes shall be determined solely by the Company Store General Manager and such space shall be separate and distinct from the space required under this Agreement for the operation of the Tax Service. Terms related to the operation of Tax Classes in each location are to be agreed to between Company Store General Manager and Block District Manager. The Tax Classes shall be conducted under Licensee’s own name, and Company’s name will not be used in connection therewith. Each Tax Class will operate for a period of time determined by Licensee, but such period shall be completed no later than mid-December of each year in which the Tax Classes are authorized.

(c)	Licensee’s Franchisees. Licensee may operate the Licensed Business hereunder at various Designated Company Stores through operators franchised by Licensee or Licensee’s affiliates but only after Licensee has submitted such franchise operated locations to Company for its approval. Licensee shall make the terms and conditions of this Agreement known to all such franchise operators and secure such franchise operators’ written agreement to comply with all the terms and conditions hereof and to assume all of Licensee’s obligations hereunder in the performance of the Licensed Business on Company’s premises. Licensee agrees to include in any and all agreements with its franchisees a provision that Licensee and its franchise operators acknowledge that Company is a third party beneficiary of all Licensee’s rights and Licensee’s franchise operators’ obligations under the agreement between Licensee and its franchise operators which directly or indirectly pertains to the control, protection, and maintenance of Company’s trademarks, service marks, trade names, and the good will pertaining thereto. Accordingly, Company shall have the right to require compliance by Licensee’s franchise operators and to enforce directly against the franchise operators all provisions of the agreement between Licensee and its franchise operators which directly or indirectly pertain to Company’s third party beneficiary rights hereunder. Such provisions shall pertain only to the control, protection and maintenance of Company trademarks, service marks, trade names, and the good will pertaining thereto, to the protection of the Designated Company Stores and their premises, and to the preservation of customer relationships in the Designated Company Stores, and are not to be construed as granting Company any right or power to control the details of the daily operation of the Licensed Business by Licensee’s franchise operators unrelated to the control, protection and maintenance of Company trademarks, service marks, and trade names, all of the rights and powers being retained exclusively by Licensee or its franchise operators, as the case may be.

Licensee shall closely monitor the operations of such franchise operators and take all steps necessary to assure such franchise operators’ compliance with the terms and conditions of this Agreement. If this Agreement is terminated for any reason as to one or more Designated Company Store locations, then any agreement between the Licensee and a franchise operator of Licensee to operate the Licensed Business at such location shall also terminate simultaneously and neither Licensee nor Licensee’s franchise operators shall be entitled to damages, if any as a result of such termination. Notwithstanding the foregoing, Licensee shall at all times continue to be fully and primarily responsible and liable to Company for the faithful performance of all the terms and conditions of this Agreement by Licensee’s franchisees.

(d)	No Representations. Neither party makes any promises or representations whatsoever as to the potential amount of business either party can expect at any time from the operation of the Licensed Business. Each party is solely responsible for any expenses it incurs related to this Agreement, including expenses for hiring additional employees or for acquiring additional facilities or equipment.
2.	TERM
2.1	This Agreement shall be effective throughout the Term unless terminated earlier under another provision of this Agreement. Following the Expiration Date, this Agreement may be renewed for successive one year terms upon mutual written agreement of both parties.

3.	FEES
3.1	Amount. Licensee shall pay Company Fees as described in Schedule 3.1.
4.	USE OF MARKS
4.1	Licensed Business Name. Licensee shall operate the Licensed Business under the Licensed Business Name or such other name as mutually agreed to by the parties. Licensee shall not use any Company Marks, except Licensee may use “Sears” as part of the Licensed Business Name, in a manner approved by Sears, in communications to customers and prospective customers of the Licensed Business, and to identify the Designated Company Store where the Licensed Business is located. In this regard, any exterior signage of the Designated Company Stores that identifies the Licensed Business shall use the Licensed Business Name. Notwithstanding the above, inside each Designated Company Store, in any mall location, and in the general conduct of the Licensed Business, Licensee shall be free to use forms, other materials and operations not referring to or using the Company name.

4.2	Other Communications. Except as permitted in Section 4.3 and for purposes of disclosure to the U.S. Securities and Exchange Commission, or as otherwise specifically approved by Company, Licensee shall not use the Company Marks for any other purpose, either orally or in writing, including use on any letterhead, checks, business cards, or contracts. Licensee will make all communications with persons or entities other than customers or potential customers of the Licensed Business only in Licensee’s own name.

4.3	Use and Registration of Licensed Business Marks. Both Company and Licensee may jointly use the Licensed Business Name and Licensed Business Marks, and each party shall pre-approve any proposed Licensed Business Mark, other than the Licensed Business Name, which incorporates the Licensee Marks or trademarks, service marks or trade names owned by or licensed to the other party. Company acknowledges and will not contest or challenge Licensee’s exclusive ownership of the Licensee Marks and Licensee acknowledges and will not contest Company’s or its affiliates’ exclusive ownership of Company Marks. Upon expiration or termination of this Agreement, each party shall immediately stop using all marks of the other party unless such post termination use is specifically authorized in this Agreement.

4.4	Prosecution of Claims Relating to Licensed Business Name. Neither party may prosecute or otherwise pursue any claim against any third party for infringement or misappropriation of the Licensed Business Name without the prior written consent of the other party, and such other party may withhold or condition its consent in its reasonable, good faith discretion.

4.5	Rights of the Parties. Neither party shall register or attempt to register any Mark of the other party. Each party shall execute all documents the other party or its affiliates requests to confirm such party’s or its affiliates’ ownership interest in any Licensed Business Marks or Marks of that party. Nothing in this Agreement shall be construed to bar either party or its affiliates from protecting its rights in its Marks against infringement or misappropriation by any party or parties, including the other party, or from claiming rights in any intellectual property other than that as to which ownership is expressly provided for in this Agreement.

4.6	Injunctive Relief. Licensee acknowledges that the Company Marks possess a special, unique and extraordinary character, which makes it difficult to assess the monetary damage Company or its affiliates would sustain in the event of unauthorized use, and Licensee agrees that in the event of breach of this Section 4 by Licensee, there would be no adequate remedy at law and preliminary or permanent injunctive relief would be appropriate.

Company acknowledges that the Licensee Marks possess a special, unique and extraordinary character, which makes it difficult to assess the monetary damage Licensee or its affiliates would sustain in the event of unauthorized use, and Company agrees that in the event of breach of this Section 4 by Company, there would be no adequate remedy at law and preliminary or permanent injunctive relief would be appropriate.

4.7	Infringing Use. Each party shall notify the other party in writing by certified mail, return receipt requested, within five business days after it has knowledge of any infringement, misuse, dilution, acts of unfair competition or damaging acts related to the other party’s Marks or any names, symbols, emblems, designs or colors which would be confusingly similar in the minds of the public to the other party’s Marks, as well as any other patent, trademark, trade secret, service mark, trade name, trade dress, copyright, domain name, right of publicity or other intellectual property right in any way related to or affecting the Authorized Services. The other party or its affiliates may, at its sole expense, take such action as it determines, in its sole discretion, is appropriate. Each party shall cooperate and assist in such protest or legal action at the affected party’s or its affiliates’ expense. Neither party shall undertake any protest or legal action with respect to any Mark of the other party without first securing the other party’s written permission to do so. For the purposes of this section, expenses shall include reasonable attorneys’ fees and costs. All recovery in the form of legal damages or settlement shall belong to the party bearing the expense of such protest or legal action.

4.8	Good Will. Licensee recognizes the substantial good will associated with any and all Company Marks as described in this Section and acknowledges that all rights therein, and good will pertaining thereto, belong to Company or its affiliates. Licensee further acknowledges that all use of the Company Marks by Licensee shall inure to the benefit of Company and will not impair the validity or good will associated with the Company Marks.

Company recognizes the substantial good will associated with any and all Licensee Marks as described in this Section and acknowledges that all rights therein, and good will pertaining thereto, belong to Licensee or its affiliates. Company further acknowledges that all use of the Licensee Marks by Company shall inure to the benefit of Licensee and will not impair the validity or good will associated with the Licensee Marks.

4.9	Survival. This Section 4, except for Section 4.1 and the last two sentences of Section 4.3 survives the expiration or termination of this Agreement.
5.	OPERATIONAL OBLIGATIONS OF LICENSEE
5.1	Performance Standards. Licensee acknowledges that it has procedures and policies setting minimum standards of quality, performance and customer service. Upon request, Licensee shall provide copies of relevant policies and Licensee shall immediately advise Company of any proposed changes in its standards that would reasonably be expected to negatively impact Company. Without limiting Licensee’s obligations under Section 5.8, Licensee shall observe no less than its minimum standards of quality, performance and customer service. Company may visit the Licensed Business area at any reasonable time during business hours to verify Licensee’s compliance with its standards of quality, performance and customer service.

Licensee shall conduct its operations in a courteous and efficient manner and shall present a neat, business-like appearance, including following Licensee’s dress code. Licensee and its Franchisees shall abide by all safety and security rules and regulations of Company in effect from time to time.

5.2	Business Conduct. Licensee shall also conduct its operations in an honest and ethical manner at all times, and in accordance with the level of professional care customarily observed by highly skilled professionals rendering services similar to those offered through the Licensed Business. In dealing with Company associates and Company customers, Licensee shall adhere to the highest ethical standards.

5.3	Hours of Operation. Licensee shall staff and keep the Licensed Business open for business and operated during the same business hours that the Sears retail store is open for business during Peak Season. During Non-Peak Season, the Licensed Business shall be open for business and operated a minimum of 42 hours per week, except that if Licensee operates a tax office within one mile of a Company Store with a Licensed Business, the Licensee shall keep the Licensed Business in such Company Store staffed and open for business and operated at least the same hours as such nearby Licensee tax office. Furthermore, if at the end of the Tax Season of any year during the Term, the change in the number of Licensee’s completed and paid tax preparation returns during the Non-Peak Season in the Licensed Business as compared to the same period in the preceding year is three percent or more worse than the change in Licensee’s complete and paid tax preparation returns in the Licensed Business during the entire Tax Season from the preceding year, Licensee shall resume open hours that coincide with Company’s store open hours during the Non-Peak Season in all Tax Seasons remaining in the Term. For example, if Licensee’s completed and paid returns from locations under this Agreement in Tax Season 2008 rose two percent from Tax Season 2007, but Licensee’s completed and paid returns during the Non-Peak Season in Tax Season 2008 declined by one percent from the same year earlier period, then Licensee must reinstate full Sears store hours in all Licensee offices operated under this Agreement in all periods of Tax Seasons 2009 and 2010. Notwithstanding the foregoing, the Licensed Business shall not be required to be open for business and operating during any period that the Company Store is closed.

5.4	Pricing. Company has no right or power to control the prices at which Licensee offers Authorized Services in the Licensed Business. Such right and power is retained by Licensee, but Licensee may, at its option, participate in Company’s national store-wide sales and merchandise price off events.

5.5	Discount Policy. Licensee and Company shall cooperate to offer a Company employee discount for Authorized Services through Licensee’s Employer Solutions Program. Company shall also use reasonable business efforts to enable Licensee to communicate, at Licensee’s expense, the availability of the discount to Sears Holdings employees and its affiliates through W-2 inserts and messages.

5.6	Customer Loyalty Programs. Licensee may, in its discretion, accept certificates and coupons relating to customer loyalty programs that may from time to time be operated by Company. Company will provide Licensee with a list of all such loyalty programs and procedures for handling them. If Licensee agrees to accept any such certificates, Company shall reimburse Licensee for the face amount of all such certificates and coupons accepted, if Licensee has followed the prescribed procedures.

5.7	Customer Adjustment/Service. Licensee maintains a general policy of “Satisfaction Guaranteed” and also maintains a “Standard Guarantee” (as described in Section 5.19) to customers and shall promptly handle all complaints of and controversies with customers arising out of the Licensed Business in accordance with Licensee’s policies. Licensee shall maintain files of customer complaints and their disposition in accordance with its standard procedures and, consistent with applicable laws and upon reasonable request, make the files available to Company.

5.8	Employee Standards. Licensee shall employ all management and other personnel needed to efficiently operate the Licensed Business and to comply with all laws and regulations. Licensee shall operate the Licensed Business solely with Licensee’s employees, and not by using independent contractors, sub-contractors, sub-licensees or other workers not directly employed by Licensee, except for Franchisees permitted under Section 1.1(c) and certain temporary workers who obtained through an agency who are subject to Licensee’s policies.

5.9	Licensee’s Employees. Licensee has no authority to employ persons on behalf of Company. No employees of Licensee will be deemed to be employees of Company. Licensee has exclusive control over its labor and employee relations policies, and its policies relating to wages, hours, or working conditions of its employees. Licensee shall include in its policies all applicable restrictions and requirements of this Agreement that pertain to Licensee’s operations or the conduct of its personnel. Licensee has the exclusive right to hire, transfer, suspend, lay off, recall, promote, assign, discipline, adjust grievances and discharge its employees. But Company may request at any time, subject to applicable law, that Licensee remove from the Licensed Business any employee of Licensee, any employee of a Franchisee, or any Franchisee, who is objectionable to Company because of risk of harm or loss to the health, safety or security of Company’s customers, employees or merchandise, whose manner impairs Sears’ customer relations, or who fails to follow Licensee’s employment policies. If Company objects to any of Licensee’s or any Franchisee’s employees, or any Franchisee, and Licensee decides not to remove such person, Company may terminate any affected location immediately upon written notice to Licensee.

During the term of this Agreement and for 90 days after termination or expiration thereof, neither party shall solicit or offer employment (other than through advertisements of general circulation) to any person who was an employee at a District Manager level or above of the other party.

5.10	Employee Compensation. Each party shall timely pay and is solely responsible for so paying, for all compensation of its employees and shall make all necessary deductions and withholdings from its employees’ compensation. Each party shall timely pay, and is solely responsible for so paying or contesting in good faith all contributions, taxes and assessments, withholdings and all other requirements of Federal Social Security, Federal and state unemployment compensation, and Federal, state and local income tax laws on all compensation of its employees.

5.11	Compliance with Labor Laws. Licensee and Company shall comply with any other contract and all Federal, state and local laws, ordinances, rules and regulations regarding its employees, including minimum compensation, overtime and equal opportunities for employment, and specifically including the Federal Civil Rights Acts, Age Discrimination in Employment Act, Occupational Safety and Health Act, the Federal Fair Labor Standards Act, and the Americans with Disabilities Act, whether or not Licensee or Company, as applicable, is otherwise exempt from these acts because of its size or the nature of its business or other reason.

5.12	Compliance with Law.

(a) Licensee Compliance with Law. Licensee shall obtain all permits and licenses that are required under any Federal, state, or local law, ordinance, rule or regulation for Licensee’s operation of the Licensed Business. Licensee shall comply and bear all costs associated with all applicable Federal, state and local laws, ordinances, rules and regulations, including rules and regulations of the Federal Trade Commission and those under the Americans with Disabilities Act in the operation of the Licensed Business. Licensee represents and warrants that Licensee and all of its suppliers, subcontractors and agents involved in the production or delivery of Authorized Services will strictly adhere to all applicable laws, regulations, and prohibitions of the United States and all countries where the Authorized Services are performed regarding the operation of their production facilities and their business and labor practices, including those concerning the working conditions, wages and minimum age of the work force. Licensee further represents and warrants that the Authorized Services will not be performed, in whole or in part, by convict or forced labor.

(b) Company Compliance with Law. Company shall comply with all Federal, state or local laws, rules, ordinances and regulations and obtain all permits and licenses that are required under any Federal, state, or local law, ordinance, rule or regulation, including those under the Americans with Disabilities Act which are directly related to Licensee’s operation of the Licensed Business in Company’s stores. Company shall bear all costs associated with all applicable Federal, state and local laws, ordinances, rules and regulations, including rules and regulations of the Federal Trade Commission in the operation of its business.

5.13	Payment of Obligations. Licensee shall pay all license fees, business, use, sales, gross receipts, income, property or other applicable taxes or assessments that are charged or levied due to any act performed in connection with the Licensed Business, excluding, however, taxes and assessments on Company’s income from Company Fee or applicable to Company’s property. Licensee shall promptly pay all its obligations, including those for labor and material, and shall not allow any liens to attach to Company’s property due to Licensee’s failure to pay such obligations.

5.14	Licensee’s Obligations. Neither party shall make any purchase or incur any obligation or expense in the name of the other party without such party’s prior written consent.

5.15	Liens. Licensee shall not allow any liens, claims or encumbrances to attach to any Designated Company Stores due to any obligation of Licensee or its Franchisees. If any lien, claim or encumbrance so attaches or is threatened, Licensee shall immediately take all necessary action to cause such lien, claim or encumbrance to be satisfied and released, or Company may either terminate this Agreement or charge Licensee or withhold from the sales receipts retained under Section 9.3 all expenses, including attorneys’ fees, incurred by Company in removing or resolving such liens or claims.

5.16	Overseas Labor Sourcing. Licensee shall not engage in the performance of professional tax preparation services outside of the United States for customers of the Licensed Business without prior written notice to Company.

5.17	Preparer. The name “H&R Block” or the name of the Licensee affiliate which is the preparer of the tax return, which name shall include “H&R Block,” shall be placed upon each return prepared by the Licensee as the “preparer” of the return and the signature line on the return shall be completed in such form as will comply with Internal Revenue Service rules, instructions and practices. Licensee shall not use the name “Sears” nor allow it to appear in any manner on any tax returns prepared by Licensee.

5.18	Preparer’s Responsibilities. Licensee shall advise each of its tax return preparers of the preparer’s responsibilities under the Internal Revenue Code and applicable regulations accordingly to standard training methods.

5.19	Licensee’s Guarantee to Customers. Licensee shall make available to each of its customers at the Licensed Business the guarantee that if Licensee makes any error in preparing a client’s tax return that costs them interest or penalty on additional taxes due, while Licensee does not assume the liability for the additional taxes, Licensee will pay the resulting interest and penalty. Under no circumstances will Sears assume, be liable for or pay any penalties, interest, assessment or claims of any kind arising out of any actual or alleged error or omission in any tax return prepared by Licensee.

5.20	Quotation of Charges. All charges for the Tax Services will be quoted to the customer during the interview. Licensee shall not charge customers for estimates or quotes for tax preparation services. However, Licensee shall not be prevented from charging customers for selected tax services that require the preparation of estimated tax return information for the customer or other tax advice.

5.21	Copies of Tax Returns; Taxpayers’ Files. Licensee agrees that it will retain copies of all tax returns prepared by it in such manner and for such period of time as is consistent with Licensee’s maintenance of tax returns prepared for Licensee’s retail customers outside of the Licensed Business. Licensee shall at all times retain sole rights to its customers files.
6.	LICENSED BUSINESS AREA
6.1	Locations.
(a)	Company grants Licensee a right of first opportunity to operate a Licensed Business in any Company Store in which Company decides to make space available for a tax preparation services business. In extending such right to Licensee, Company shall provide a list to Licensee by June 1 each year during the Term containing (i) each Company Store and the location of such Company Store, (ii) whether each Company Store is available for a tax preparation licensed business, or if not available for a tax preparation licensed business, the reason for such unavailability, and (iii) the location and area of the space intended to be made available to Licensee for the Licensed Business.

Company’s list provided above shall make available to Licensee a right to operate a Licensed Business in 100% of Company Stores in which Company has space available, in its sole business judgment, for a tax preparation services licensed business office. If any Company Store is omitted from Company’s list due to unavailability of space, Company will, at Licensee’s request, discuss with Licensee the store’s space constraints and any alternatives that might enable Company to find space available for the Licensed Business in that store. Except as otherwise provided herein, Licensee agrees to operate the Licensed Business, during each Tax Season during the Term, [***] . Licensee shall notify Company of the Company Stores where Licensee and Licensee’s franchisees shall operate the Licensed Business during the Tax Season (the Designated Company Stores), and such Designated Company Stores shall be set forth in a Schedule 1.1B no later than: (i) August 1 prior to the start of the Tax Season, or (ii) if Company does not provide the list by June 1, the date that is 60 days after the date Licensee receives such list from Company. Licensee and Licensee’s franchisees must elect to accept such location by August 1 (or such later date as is 60 days after the date License received such list from Company), or Company will be free to grant another firm (tax preparation services or otherwise) the right to operate a Licensed Business in that store, in lieu of Licensee; provided, however, that in the event such location is not identified to Licensee as being available by August 1, Company may not grant another tax preparation firm the right to operate in that store that Tax Season and such store will be available to Licensee the subsequent Tax Season. Once declined (except as provided above), the right of first opportunity is lost to Licensee as to the offered store for the remainder of the Term. The commitment of Licensee set forth in Section 6.1(a) applies only to Licensee Owned Retail Territories and only to Company Stores. Licensee shall offer the opportunity to its Franchisees to offer Authorized Services at Company Stores in such Franchisee’s territories, but Licensee does not guarantee or warrant that any, or any certain number of Franchisees, will do so.

(b)	Notwithstanding the provisions of Section 6.1(a) of this Agreement, Licensee shall be obligated to place on the list of Designated Company Stores any Company Store at which Licensee completed (and received payment for) [***] during the immediately preceding Tax Season. Company shall be obligated to place on the list of available Company Stores, any Company Store at which Licensee completed (and received payment for) at least [***] , except Company Stores closed under Section 14.5 and Company Stores that have been remodeled or reconstructed, with the result that there is not available space for the Licensed Business (or for any other licensed business that requires a similar amount of space as the Licensed Business requires).

(c)	Notwithstanding the provisions of Section 6.1(a) of this Agreement, Licensee shall not be required to operate the Licensed Business at any Company Store at which Licensee did not complete (and receive payment for) [***] . Such preceding Tax Season must be no earlier than Tax Season 2008. By way of example, [***] . Locations at which Licensee does not operate the Licensed Business under this Section 6.1(c) shall nevertheless count toward the [***] requirement of Section 6.1(a).

(d)	Licensee may decide to open a location offering Authorized Services in a public concourse of any Shopping Mall where Company operates a Company Store (a “Mall Location”) only if:
(i)	Company has notified Licensee that it cannot provide Licensee space meeting the requirements of this Agreement; or

(ii)	Company has advised Licensee that it has space meeting the requirements of this Agreement for Licensee, but Licensee nevertheless decides to open a location offering Authorized Services in a Mall Location.
If either of these events occurs, Licensee shall arrange to lease the Mall Location for the Tax Season and the Mall Location will be operated by Licensee within the terms of this Agreement, as applicable, including receiving Company Fees. If the Mall Location is brought under the terms of this Agreement, [***] . Company shall notify Licensee in writing within thirty days after Company receives written notice from Licensee that Licensee intends to open a Mall Location whether it will bring that location under the terms of this Agreement. If Company does not notify Licensee in writing that it will has exercised such option to bring the location under the terms of this Agreement, Licensee shall be free to provide Authorized Services from such location without any obligation to Company hereunder. In addition to the right of Licensee to establish Mall Locations as set forth herein, the parties will cooperate with one another to transition locations from inside Company stores to Mall Locations as appropriate and depending on the availability and suitability of Mall Locations. [***] .

(e)	Any Mall Location operated under subsection (ii) of Section 6.1(d) which Company elects to bring under the terms of this Agreement that exceeds [***] shall be handled as follows: [***] . Company shall notify Licensee in writing within thirty days after Company receives written notice from Licensee that Licensee intends to open a Mall Location whether it will bring that location under the terms of this Agreement.

(f)	Company shall provide space for the operation during the Tax Season within each Designated Company Store covered by this Agreement in accordance with the specifications in Schedule 6(f). Such space shall be used solely for the conduct of the Licensed Business during the Tax Season. In the event Company does not provide space meeting the specifications on Schedule 6.1(f) in all material respects (including, but not limited to the size of the tax service office), Licensee shall provide written notice to the Company Store Manager of such deficiencies. Company shall promptly commence cure of any such deficiencies and shall thereafter work to cure such completion in as expeditious a manner as is reasonably possible under the circumstances. In the event that Company does not correct such failure or promptly commence to cure within a reasonable period of time, then Licensee may withdraw from the locations at which Company does not comply without further liability by either party to the other. Any location from which Licensee withdraws pursuant to this Section shall nevertheless be included in the calculation required by Section 6.1(a) for the then-occurring (or next succeeding, if withdrawal occurs outside of a Tax Season) Tax Season as if such office were still being operated as part of the Licensed Business.

(g)	Company shall not at any Designated Company Store provide space or permit operations or advertising by any other tax preparation services provider, except as set forth below. This prohibition shall also apply to any Company Store that is located at or adjacent to any Mall Locations where Licensee operates the Licensed Business under Sec. 6.1(d). However, if Licensee terminates a Licensed Business located in a Designated Company Store or ceases operations at any Mall Location (and does not enter into a Designated Company Store within such mall), and so long as Licensee’s termination of the location was not based on Company’s failure or default under Section 14.3 or 14.4, Licensee shall have no further rights with respect to such location during the Term and Company may offer or contract with any other party to operate a tax preparation business in that Designated Company Store.

(h)	The costs associated with preparing and constructing the Licensed Business Area shall be divided between the parties as set forth on Schedule 6.2.
6.2	Existing Locations. For any Designated Company Stores listed on Schedule 1.1B, wherein the Licensed Business was in operation on or before the Effective Date, the Licensed Business shall continue to be located in the areas where it is located on the Effective Date, subject to the other terms of this Agreement (including Section 6.8).

6.3	Additional Locations. For any Additional Location, Company shall submit no later than June 1 to Licensee a Block Plan complying with the specifications of Section 6.1. The space will be comparable in size to the locations occupied by Licensee in existing stores in that particular format. Licensee is solely responsible for providing final plans for the Licensed Business area in the Additional Locations. The expense of preparing the initial space assigned to the Licensed Business in the Additional Location will be divided between the parties as described on Schedule 6.2. All improvements or installations that vary from Company’s standard specifications will be at Licensee’s sole expense.

6.4	Right of First Opportunity for Other Sears Stores. Company shall grant Licensee a right of first opportunity to operate a Licensed Business in all Other Sears Stores in which Company decides to make space available for a tax preparation services business, and Licensee may agree to operate a Licensed Business in any such Other Sears Stores; provided the parties can successfully negotiate a contract governing such Licensed Business. If Licensee does not elect to accept such location by August 1 (or such later date as is 60 days after the date License received the list of Other Sears Stores), Company will be free to grant another firm (tax preparation services or otherwise) the right to operate a Licensed Business in that store, in lieu of Licensee; provided, however, that in the event such location is not provided to Licensee by August 1, Company may not grant another firm the right to operate in that store and such Other Sears Store will be available to Licensee the subsequent Tax Season. Once declined, the right of first opportunity is lost to Licensee as to the offered store for the remainder of the Term, unless Company failed to provide such location to Licensee by August 1, in which case Licensee shall have the right of first opportunity the subsequent Tax Season.

6.5	Improvements. All permanent improvements to the Licensed Business Area become the Company’s property at the expiration or termination of this Agreement. At the expiration or termination of this Agreement, or if Licensee vacates or abandons the Licensed Business, Licensee shall convey to Company, without charge, good title to such improvements free from all liens, charges, encumbrances and rights of third parties.

6.6	Commencement of Operations. Company shall make the Licensed Business Area available to Licensee in accordance with the specifications of Schedule 6.1(f) within six days prior to the commencement of Tax Season (or 10 days prior to commencement of the Tax Season, for Designated Company Stores where the Licensed Business will be operated in permanent, built-in offices), and Licensee shall have the Licensed Business fully operational at each Designated Company Store by the start of the Tax Season provided, however that Company has made the Licensed Business Area ready for Licensee as provided above. If either party fails to comply with the timeline set forth above, the other party may, at its option, terminate the location from this Agreement and have no further obligation to the other party, in which case the party who failed to comply with the timeline shall reimburse the other party within ten days after receipt of an invoice for any cost of constructing the Licensed Business Area and of restoring the space back to its condition immediately before the start of construction.

6.7	Condition of Licensed Business Area. Licensee shall, at its expense, keep the Licensed Business Area in a thoroughly clean and neat condition and shall maintain Licensee’s Equipment in good order and repair. Company shall provide routine janitorial service in the Licensed Business Area, consistent with the janitorial services regularly performed in the Designated Company Store. Occupying more than the space allocated by the Block Plan, and failure to withdraw from such additional, unallocated space within 24 hours after receiving written notice from Company, is grounds for termination of the Licensed Business at a Designated Company Store, or for termination of this Agreement if the uncorrected situation exists at multiple Designated Company Stores.

6.8	Changes of Location/Remodeling. Company shall provide the Licensed Business Area consistent with the specifications set forth in Schedule 6.1(f). Company has the right, in its sole discretion, to change the location, dimensions and amount of area of the Licensed Business from time to time during the Term, in accordance with Company’s judgment as to what best serves the general good of the Designated Company Stores; provided, however that Licensee may refuse such relocation and such location shall nevertheless count toward the requirements of Section 6.1(a). The specifications for any such relocated Licensed Business Area shall be as set forth in Schedule 6.1(f). However, Company shall use reasonable efforts not to change the location during Tax Season. If Company changes a location during Tax Season, Company shall place signage acceptable to Licensee notifying customers of such change and directing them to the new location. If Company decides to change the location of the Licensed Business during the Tax Season, Company shall move Licensee’s Equipment to the new location and prepare the new space for occupancy by Licensee and the expense will be borne solely by Company. If Company decides to change the location of the Licensed Business outside of the Tax Season, Company shall move Licensee’s Equipment to the new location and prepare the new space for occupancy by Licensee and the expense will be allocated between the parties as described on Schedule 6.2. If Licensee initiates or requests a change in location, dimensions or amount of space, Licensee shall bear all expense of moving Licensee’s Equipment and the parties will share the expense of preparing the new space for occupancy as described on Schedule 6.2.

If Licensee agrees that a Licensed Business Area should be remodeled and subsequently terminates or abandons the Licensed Business Area prior to the date Company has made such area ready for occupancy by Licensee, Licensee shall reimburse Company for all Company’s costs incurred in planning, preparing, constructing and improving the Licensed Business Area, including the cost to restore such area to its condition immediately prior to the commencement of construction.

6.9	Electric/HVAC. Company shall furnish, at reasonable hours, and except as otherwise provided, without expense to Licensee, reasonable heat, light, air conditioning and electric power for the Licensed Business as described in more detail in Schedule 6.1(f), except when prevented by strikes, accidents, breakdowns, improvements and repairs to the heating, lighting and electric power systems or by other causes beyond Company’s control. Company will not be liable for any injury or damage whatsoever that may arise from Company’s failure to furnish such heat, light, air conditioning and electric power, regardless of the cause of such failure. Licensee expressly waives all claims for such injury or damage.

6.10	Telephone Service. Company shall provide a single Direct Inward Dial number for the Licensed Business Area in each Designated Company Store and Company shall bear the cost of outbound local and toll-free calls and compatible phone hardware for Licensee. Company shall pay the entire cost of the installation of the telephone equipment necessary to provide such service. If Licensee requires additional phone lines to be installed in a Licensed Business Area, Licensee shall arrange with the appropriate telephone company for such installation and all installation costs and monthly service associated with any such additional phone lines are to be paid by Licensee. Licensee shall arrange with the appropriate telephone company for direct billing to Licensee of all long distance calls made in the Licensed Business location. Notwithstanding the foregoing, Licensee may install and maintain, at its own cost and expense, one or more separate data lines to be used solely for the purpose of transmitting sales and other data from the Licensed Business location to Licensee’s own computer data system. Licensee shall arrange with the appropriate telephone company for such installation, and all installation costs, local or long distance charges, and monthly service fees associated with any such additional data lines are to be paid by Licensee. Licensee shall arrange with the appropriate telephone company for direct billing to Licensee of all charges associated with the data lines in the Licensed Business locations. The access numbers for such data lines shall not be advertised, publicized or otherwise disclosed to customers of the Licensed Business. Upon expiration or termination of this Agreement, Licensee shall retain ownership of the telephone numbers associated with the data lines but shall immediately notify the telephone company to terminate service on the data lines at each Licensed Business location.

Licensee has implemented an internal policy to establish the number of telephone lines required in a tax office based upon the number of returns prepared in that office in the prior Tax Season. Company agrees to make telephone service available based upon Licensee’s policy, which is as follows:

Number of Tax Returns	Number of Lines Needed
Less than 750	1 main listed line

751 – 1,500	1 main listed line, 1 hunting line

1,501 – 2,250	1 main listed line, 2 hunting lines

2,251 – 3,000	1 main listed line, 3 hunting lines

3, 000 and over	1 main listed line, 3 or more hunting lines
6.11	Telephone Numbers. All telephone numbers that Licensee uses in the Licensed Business are Company’s property and Licensee shall keep those numbers separate from phone numbers that it uses in its other business operations. Upon expiration or termination of this Agreement, Licensee shall immediately stop using such numbers and shall transfer the numbers to Company (or Company’s designee), and Licensee shall immediately inform the telephone company of the transfer.

6.12	Telephone Directory Listings. Licensee shall obtain Company’s approval before placing any telephone directory listings for the Licensed Business, whether in the white pages, yellow pages or electronic media, except for listings consisting only of the Licensed Business Name and its address at the Designated Company Store.

6.13	Access to Licensed Business Area. Licensee may access the Licensed Business area whenever the Designated Company Store is open to customers for business and at other reasonable times as the Designated Company Store’s General

Manager approves. Licensee shall give Company keys to the Licensed Business Area. Company may access the Licensed Business for legitimate business purposes at any time following reasonable notice to Licensee and so as to minimize interference with Licensee’s Licensed Business, except in the case of an emergency.

6.14	Effect of Store Leases. If any Designated Company Store is leased to Company or is the subject of an easement agreement, this Agreement is subject to all of the terms and conditions of such lease or easement agreement. If any such lease terminates by expiration of time or otherwise, this Agreement will immediately terminate with respect to the Licensed Business area, without liability for damages as a result of such termination.

6.15	Waiver of Property Damages. Licensee waives all claims that it may have or acquire against Company and any other person or entity operating a Designated Company Store for any property damage occurring at the Designated Company Stores that results from any of the following:
(a)	the actual or alleged negligence, act or omission of any tenant, licensee or occupant of the premises at which the Licensed Business is located;

(b)	any damage caused by any casualty from any cause whatsoever, including smoke, fire, water, snow, steam, gas or odors in or from any Designated Company Store or its premises except to the extent caused by Company’s negligence;

(c)	the leaking of any plumbing, or because of any accident or event which may occur in any Designated Company Store or on its premises, except to the extent caused by Company’s negligence;

(d)	the actual or alleged acts or omission of any janitors or other person in or about any Designated Company Store or on its premises, except to the extent caused by Company’s negligence; or

(e)	from any other such cause whatsoever, except for damage caused by Company or such other operating entity’s negligence.
7.	PUBLIC COMMUNICATIONS
7.1	Licensee Advertising. Licensee shall advertise and actively promote the Licensed Business. Licensee shall at all times adhere to Company Licensed Business Marketing Manual provided to Licensee, as it may be updated from time to time (“Marketing Manual”). Prior to use in connection with the Licensed Business, Licensee shall submit to Company (a) all signs and advertising copy (including sales brochures, telemarketing scripts, newspaper advertisements, radio and television commercials, and internet advertising), and (b) all promotional plans and devices (including coupons, contests, events and giveaways). Licensee shall not use any such advertising material, promotional plan or device without the prior written approval of Company. Company has the right, in its sole discretion, to disapprove or require modification of any and all such advertising forms and other materials containing Company’s Marks. The parties acknowledge that Licensee shall be permitted to use any ads or materials which do not contain Company’s Marks in its sole discretion, except that Licensee shall not use or distribute in the Licensed Business any ads or materials that disparage Company or its services or products, or that promote Company’s competitors. Company shall have the right to audit at its expense, Licensee’s advertising and promotional materials and practices at any time to assess Licensee’s compliance with this Agreement, the Marketing Manual and applicable legal requirements. Any unauthorized use of the Company Marks by Licensee, including the unauthorized use by Licensee of any Company Marks as part of an electronic address, domain name, web site or search engine, shall constitute a breach of this Agreement and an infringement of the rights of Company in and to the Company Marks.

During the period from December 1 through April 15 of each year during the Term, Licensee shall engage in Company Advertisements. Specifically, Licensee shall air Company Advertisements (i) designed to reach [***] or (ii) equal to [***] . Licensee’s goals for [***] (referenced in (i) above) will be based on the number of Designated Company Stores with Licensed Business offices each Tax Season, as follows:

0-599 stores:	0
600 - 649 stores:	750
650 – 714 stores:	1,000
715 + stores:	1,200
All costs relative to advertisements will be borne by Licensee. To the extent complete, before the start of each Tax Season, Licensee shall provide Company with its marketing and advertising plan (including scheduling, time slots, programs, and advertisement varieties) for the Tax Season, including the use of Sears taglines.

Licensee agrees that at Company’s request and at Company’s expense it will at least once each year undertake a direct mail campaign to customers of the Licensed Business during the prior Tax Season to encourage such customers to return to the Licensed Business for personal tax preparation during the pending Tax Season. Company shall notify Licensee not later than September 1 of its request to undertake the direct mail campaign. The direct mail campaign shall be mailed to customers [***] . Licensee may, but shall not be required to, offer such customers a discount or other promotional offer to such customers as a part of the direct mail campaign. Licensee shall not be obligated to include in such direct mail campaign any customer who engaged Licensee at any Company Store in which Licensee will not operate for any reason during the pending Tax Season. Further, Licensee will not knowingly directly or through a third party contact any customer of the Licensed Business for the purpose of directing such customer to one of Licensee’s offices not in a Company Store, unless such customer was a customer of a Company Store in which Licensee will not operate for any reason during the pending Tax Season. Licensee shall cross-check each list used for direct mailings against its list of customers of the Licensed Business, to prevent such prohibited contacts. Licensee shall also send out an internal message to all its field district managers each year during the Term to remind them of the prohibition against contacting a customer of the Licensee Business to direct them to one of Licensee’s offices. Company acknowledges that unsolicited customer migration between Company Stores and Licensee’s other offices occurs and is not a violation of this Section 7.1.

7.2	Other Publicity. Neither party shall issue any publicity or press release involving or affecting the other party or the Licensed Business, without the other party’s prior consent, except as required by law. Neither party shall refer to this Agreement, the Licensed Business or the other party in any prospectus, annual report or other filing except to the extent required by Federal or state law or by the U.S. Securities and Exchange Commission. Licensee shall always follow Company’s written policies in the Marketing Manual regarding interacting with the media.

7.3	Forms. At Company’s request at any time Licensee will provide Company copies of any or all Forms used in the Licensed Business. Licensee and Company shall discuss any reasonable business request by Company to modify such Forms within 30 days after receiving Company’s written request for such modifications. Licensee shall be solely responsible for the adequacy of such Forms and Company shall have no liability for any suggested changes proposed by Company which Licensee in its sole discretion adopts. Company acknowledges that the Forms constitute Licensee’s confidential business information, and Company agrees that it will not disclose the Forms to any third party or use for its own benefit or permit others to use any such materials and that it will return such materials to Licensee immediately upon request.

8.	LICENSED BUSINESS EQUIPMENT
8.1	Licensee’s Equipment. At its own expense, Licensee shall install all Licensee’s Equipment. Licensee’s Equipment, and its size, design and location, is at all times subject to Company’s approval.

8.2	Licensee-Provided POS Terminal. At its expense, Licensee shall furnish a Licensee POS Terminal for use in the Licensed Business to accept the Sears Card and other forms of payment through a third party processor selected by Licensee. Licensee shall pay for all equipment, including any necessary peripheral equipment (e.g. terminals, modems and printers) required and for all installation and phone line charges for such terminal.
9.	TRANSACTIONS AND SETTLEMENT
9.1	Check Cashing.
(a)	Company may, for a fee to the customer, cash refund anticipation loan checks and refund anticipation checks bearing the H&R Block name issued by participating banks. Licensee will post signs in participating locations disclosing the availability of check cashing services at participating Company stores. Prior to cashing any such check, Company will call the number set forth on Schedule 9.1(a) each time. Company shall not advertise by name check cashing of any competing tax preparation firm’s checks in Designated Company Stores.

(b)	In addition to the posting of signs in participating locations referred to above, brochures advising taxpayers that refund anticipation loan checks and refund anticipation checks may be cashed at and by participating Company locations may be included in the forms packet given by Licensee to each customer. In response to specific inquiries made by Licensee clients who have received refund anticipation loan checks or refund anticipation checks, Licensee will advise such clients that Company offers a check cashing service accepting refund anticipation loan checks and refund anticipation checks.

(c)	Company shall be solely responsible for compliance with any licensing requirements and regulations that may apply to check cashing services.

(d)	Licensee agrees to review annually with Company those losses, if any, sustained by Company due to forged or unauthorized endorsements on refund anticipation loan checks and/or refund anticipation checks. In addition, Licensee shall notify Company promptly, in the manner set forth herein, in the event that Licensee experiences any theft, misappropriation or loss of any type of refund anticipation check and/or refund anticipation check (a “Fraud Event”). Licensee shall send written notice to Company of any Fraud Event (“Notice of Fraud”), which shall set forth the specifics of the Fraud Event. Such Notice of Fraud shall be sent either via facsimile or email to the individuals identified by Company prior to the start of each Tax Season.

(e)	Notwithstanding anything to the contrary in this Agreement, Licensee shall indemnify, hold harmless and reimburse Company promptly for all refund checks paid out by Company that are the subject of any Fraud Event; provided, however, that Licensee shall not be obligated to reimburse Company for checks cashed by Company (i) if Company did not verify the check as provided in Section 9.1(a) or (ii) more than 24 hours after receipt of the written Notice of Fraud by Company. Company agrees that Company will not seek recovery related to any Fraud Event from banks participating in Licensee’s electronic refund and refund anticipation loan programs.

(f)	Notwithstanding any obligation of Licensee set forth in Section 9.1(a), 9.1(b) or otherwise in this Agreement, Licensee shall not be required to promote the check cashing services of Company in any location where the following conditions have been met:
(i)	Licensee notifies the Company Director of Business Development in writing that Licensee reasonably believes that the Check Cashing Fee charged by Company is not competitive with fees charged by other commercial check cashing services available in the community served by the Designated Company Store and such belief is based upon a benchmarking survey conducted by Licensee of at least three commercial entities that provide a reasonable representation of check cashing fees charged in the local geographic area; and

(ii)	Within five business days from receipt of the notice by the Store Manager, Company does not change its fee to such amount as Licensee reasonably believes is competitive with fees charged by other commercial check cashing services available in the community served by the Company store.
In the event that Licensee ceases promotion of Company check cashing services pursuant to this Section 9.1, Company shall have the right to post its own signage regarding the check cashing services provided by Company.

9.2	Charge Cards.
(a)	Sears Card. Subject to the terms and conditions outlined on Schedule 9.2A (the “Citibank Merchant Agreement”), which is attached hereto and incorporated herein, Licensee shall accept the SearsCard®, Sears Premier Card®, SearsCharge PlusSM, Sears MasterCard®, Sears Gold MasterCard®, Sears Premier Gold MasterCard® and The Great Indoors® Gold MasterCard® or any future Sears-branded private label charge card (each, a “Sears Card”) issued by any bank authorized by Company to bear the Sears name or a Company affiliate’s name for payment for Authorized

Services. Licensee shall submit all Sears Card transactions processed through Company’s POS system (and Company’s credit card processor) to Company, in the manner that Company designates, for settlement with the issuing bank, under the terms of Schedule 9.2A.

(b)	Third Party Credit Cards. Licensee may, in its sole discretion, also accept credit cards other than Sears Cards (such cards that Licensee accepts hereinafter referred to as “Third Party Cards”). Licensee is responsible for all interchange fees due and owing on all Third Party Card transactions. Licensee shall process all Third Party Card transactions through Licensee’s POS system, and submit all Third Party Card charges to Licensee’s credit card processor for settlement with the issuing bank, under Licensee’s separate Merchant Agreement with the issuing bank. All losses sustained by Licensee as a result of any non-payment by a Third Party Card cardholder or chargeback by an issuer of a Third Party Card account shall be borne solely by Licensee.

(c)	Transactions. Subject to all of the terms and conditions of this Agreement, including Company’s rights under Section 9.7, Company shall pay all sums due Licensee on each sale of Authorized Services made by Licensee to a cardholder that is charged to a Sears Card or Third Party Card account (each a “Credit Card Sale”) in accordance with Section 9.3. Licensee hereby grants Company the right to accept payments and settlements by issuers for each Credit Card Sale that is processed through Company’s credit card processor on Licensee’s behalf, as appropriate. Licensee shall accept the Sears Card and Third Party Cards at all Licensed Business locations authorized under this Agreement for the purchase of Authorized Services, and shall require those transactions to be in United States dollars. Licensee shall not discourage or attempt to suppress or discriminate against the use of any Third Party Card or the Sears Card by any person whose name is on the card or any other authorized user of such card. Licensee may not directly or indirectly distribute or solicit any customer applications or referrals for any Third Party Cards in or through the Licensed Business.
9.3	Settlement. A settlement between the parties will be made monthly for all Licensed Business transactions during such period, in accordance with Company’s customary accounting procedures. For Licensed Business transactions that are processed with a Sears Card through Company’s POS system, Company will make payments weekly for receipts processed in the prior week period. The month-end settlement will include the weekly payment for Sears Card transactions in the last week of the fiscal month, along with other month-end deductions and reconciliations. Company shall use good faith efforts to move toward reporting (in addition to paying) on a weekly basis Licensee’s transactions processed with a Sears Card through Company’s POS system.

9.4	Licensee Reports. At Company’s request, Licensee shall provide Company reports of sales by the Licensed Business and Company Fees paid, together with any other information Company may reasonably require, in the manner and form reasonably requested by Company (so long as such format is necessary and not overly burdensome to Licensee) and prepared in accordance with generally accepted accounting principles, excluding, however, Licensee Customer Information that cannot lawfully be disclosed. If requested by Company, Licensee shall provide a copy of Licensee’s parent company’s Annual Report or Form 10-K, or if that is not available, Licensee’s other annual financial report audited by a Certified Public Accountant, including consolidated Income Statement and Balance Sheet. Company shall not disclose to any third parties any such information that is not available to the public without Licensee’s prior written consent. Licensee’s preliminary reporting will include weekly returns by store and bi-weekly (once every two weeks) reports of New Clients by store; however, the parties acknowledge that final reports may vary slightly based on end of season reporting information.

9.5	Company Audit Rights. Licensee shall keep and maintain, in accordance with generally accepted accounting principles, books and records that accurately reflect the Gross Sales and Net Sales of the Licensed Business, the expenses that Licensee incurs in performing under this Agreement and payment of Company Fees Company may at any reasonable time audit such books and records at its expense (subject to Section 9.6(b)). Licensee shall, at its expense, make all such books and records available for Company’s audit. Licensee shall not invoice Company for Licensee’s labor costs associated with such audit. In the event Company receives information providing reasonable cause for inquiry to whether Licensee has migrated customers in violation of Section 7.1,, Company may audit Licensee’s records related to its direct mail marketing programs for the sole purpose of verifying compliance with Licensee’s obligation not to directly and knowingly migrate customers as set forth in Section 7.1, but only to the extent mutually agreed by both parties to be permissible by applicable laws and regulations and not more than once per fiscal year. If Company cannot access information that is necessary for the audit due to legal restrictions on disclosure of such information, yet such information can be legally disclosed to a qualified third party, then Company may use the services of such a qualified third party, selected by mutual agreement of the parties, to perform those audit activities, and Company shall bear all of that third party’s fees and expenses. Each determination in this Section 9.5 of whether Licensee is legally permitted to disclose information will be made by mutual agreement.

9.6	Licensee Underreporting. If an audit reveals that Gross Sales were under-reported by more than three percent of the total Gross Sales reported by Licensee, then Licensee shall reimburse Company for all costs incurred in performing such audit, and Licensee shall, at its option:
(a)	pay:

(i)	Company Fees on all estimated unreported Gross Sales for each year, as calculated by annualizing the rate by which Gross Sales were under-reported in the audit sample, and

(ii)	an administrative fee calculated by multiplying the annualized underpaid Company Fees by the percentage of under-reported Gross Sales; or
(b)	pay:
(i)	for a complete audit by Company or its designee of Licensee’s books and records relating to Gross Sales for the audit sample year and any other years under this Agreement,

(ii)	Company Fees on all actual unreported Gross Sales as revealed through the audit, and

(iii)	an administrative fee for each year audited, calculated by multiplying the amount of unpaid Company Fees for such year by the percentage by which Gross Sales were under-reported in the audit sample year.
If an audit reveals under-reported Gross Sales, Licensee’s sales will be subject to a subsequent audit (at Licensee’s expense) approximately one year after the initial audit. If the subsequent audit reveals that Gross Sales were under-reported by more than three percent of reported Gross Sales, Licensee shall pay Company Fees on such Gross Sales as per the above except that, due to the increased expenses incurred by Company in continuing to monitor Licensee’s future sales reports, the administrative fee will be doubled.

All under-reported sales equal to or less than three percent of reported Gross Sales will be reimbursed to Company, as appropriate, based on the actual amounts of such under-reports. Further, Company may also collect from Licensee interest on all unpaid Company Fees for the period from the close of the year in which the corresponding sales were made until the date of payment of such Company Fees. Interest will be at the prime rate (as published in the Wall Street Journal as of the date of the completion of the audit) plus two percent. This Section 9.6 will survive termination or expiration of this Agreement.

9.7	Company Rights of Recoupment and Setoff. Company may setoff against any payments due Licensee under this Agreement any liability or obligation that Licensee may have to Company. Licensee must object to such setoff in writing within 15 days of written notice of Company’s setoff. Licensee shall pay Company any Licensee liabilities or obligations that remain unpaid after Company’s setoff promptly upon demand. This Section 9.7 will survive expiration or termination of this Agreement.

10.	CONFIDENTIALITY; CUSTOMER INFORMATION
10.1	Confidential Business Information.
(a)	Company Confidential Business Information. All Company Confidential Business Information is the sole property of Company. Licensee will claim no rights in any Company Confidential Business Information. Nothing in this Agreement bars Company from preventing any misappropriation of any Company Confidential Business Information, including by Licensee.

(b)	Licensee Confidential Business Information. All Licensee Confidential Business Information is the sole property of Licensee. Company shall claim no rights in any Licensee Confidential Business Information. Nothing in this Agreement bars Licensee from preventing any misappropriation of any Licensee Confidential Business Information, including by Company.
10.2	Confidential Treatment and Use Restrictions. Company Confidential Business Information and Licensee Confidential Business Information are referred to collectively as “Proprietary Information”. The party receiving Proprietary Information (the “Recipient”) from the other party (the “Disclosing Party”) shall hold the Proprietary Information of the Disclosing Party in utmost confidence and shall not disclose it to any third party. Proprietary Information may be disclosed only to Representatives of the Recipient who have a need to know that Proprietary Information for performing their duties in connection with this Agreement. The Recipient shall use and reproduce such Proprietary Information only as necessary for performing its obligations under this Agreement. But Proprietary Information is not subject to confidential treatment if it:
(a)	is known by the Recipient, before the first disclosure by the Disclosing Party, without any obligation to hold it in confidence;

(b)	is or becomes available to the public without breach of this Section 10; or

(c)	is independently developed by the Recipient without use of the Disclosing Party’s Proprietary Information.
If, in the reasonable opinion of its legal counsel, a Recipient is required to disclose any Proprietary Information of the Disclosing Party in response to a valid subpoena or order of a court or other government agency of competent jurisdiction or other valid legal process, the Recipient shall notify the Disclosing Party in writing a reasonable time prior to each disclosure and shall use reasonable efforts to cooperate with the Disclosing Party to enable it to obtain an appropriate protective order or other restrictions on disclosure.

10.3	Licensee Customer Information. Licensee Customer Information is confidential and owned exclusively by Licensee. Licensee shall use and protect Licensee

Customer Information in accordance with Licensee’s privacy policies and applicable law. Licensee shall not disclose any Licensee Customer Information to Company, except as permitted by law. In the event of any inadvertent receipt of Licensee Customer Information by Company under this Agreement, Company shall immediately return such information to Licensee.

10.4	Company Customer Information. Company Customer Information is confidential and owned exclusively by Company or Citibank (or any other bank issuing a Sears-branded credit card). Company shall use and protect Company Customer Information in accordance with Company’s privacy policies and applicable law. Company shall not disclose any Company Customer Information to Licensee except as permitted by law. In the event of any inadvertent receipt of Company Customer Information by Licensee under this Agreement, Licensee shall immediately return such information to Company.

10.5	Equitable Relief. In addition to any other rights either party may have under this Agreement or in law, since unauthorized use, access, or disclosure of the Proprietary Information may result in immediate and irreparable injury to the other party for which monetary damages may not be adequate, if either party or any their officers, directors, employees, agents or subcontractors uses or discloses or in the other party’s sole opinion, any such party is likely to use or disclose the Proprietary Information in breach of such party’s obligations under this Agreement or, in one party’s sole opinion there has been a breach to the security, confidentiality, or integrity of the Proprietary Information, the other party will be entitled to equitable relief, including temporary and permanent injunctive relief and specific performance. The affected party will also be entitled to recover any pecuniary gain realized by the other party from the unauthorized use or disclosure of the Proprietary Information.

10.6	Post-Termination Obligation. This Section 10 will survive the expiration or termination of this Agreement.
11.	RELATIONSHIP OF PARTIES.

Licensee is an independent contractor. Neither this Agreement nor the parties’ actions under this Agreement will be construed as creating a partnership, agency or joint venture; and neither party will become bound by any representation, act or omission of the other party. Licensee shall not file suit using name of any Company entity.

12.	DEFENSE AND INDEMNITY
12.1	Defense.
(a)	Licensee’s Defense Obligations. Licensee shall defend, at its own expense, all allegations of whatever nature asserted in any third party claim, action, lawsuit or proceeding (even though such allegations may be false, fraudulent or groundless) against Company, its affiliates and subsidiaries and/or their respective directors, officers, employees, agents and independent contractors (collectively, the “Company Indemnified

Parties”) actually or allegedly resulting from, arising out of, connected with or incidental to the establishment, construction or operation of the Licensed Business, errors in tax preparation services, breach of clients’ fiduciary duty, or violations of laws or applicable professional standards, expressly and specifically including any of the following: unauthorized representation, misrepresentation, claims for benefits under any workers’ compensation law, injury to or death of persons, unlawful trade practices, the infringement, misuse, dilution, misappropriation, or other violation of any patent, trademark, service mark, trade name, trade dress, copyright, trade secret, domain name, right of publicity or other intellectual property right, damage to property allegedly or actually suffered by any person or persons, or the commission or omission of any act, lawful or unlawful, by Licensee, its affiliates and subsidiaries and/or their respective directors, officers, employees, agents or independent contractors, whether or not such act is within the scope of the authority or employment of such persons and whether or not Licensee’s indemnity obligations under Section 12.2 apply (collectively, the “Company Claims”).

Licensee shall use counsel satisfactory to Company in the defense of all Company Claims. Company may, at its election, take control of the defense and investigation of any Company Claims and may employ and engage attorneys of its own choice to manage and defend such Company Claims, at Company’s risk and expense. If Licensee negotiates a settlement of any such Company Claim, such settlement shall be subject to Company’s prior written approval.

(b)	Company’s Defense Obligations. Company shall defend, at its own expense, all allegations of whatever nature asserted in any third party claim, action, lawsuit or proceeding (even though such allegations may be false, fraudulent or groundless) against Licensee, its affiliates and subsidiaries and/or their respective directors, officers, employees, agents and independent contractors (collectively, the “Licensee Indemnified Parties”) actually or allegedly resulting from, arising out of, connected with or incidental to the operation of a Designated Company Store or violations of laws expressly and specifically including any of the following: unauthorized representation, misrepresentation, injury to or death of persons, unlawful trade practices, the infringement, misuse, dilution, misappropriation, or other violation of any patent, trademark, service mark, trade name, trade dress, copyright, trade secret, domain name, right of publicity or other intellectual property right, damage to property allegedly or actually suffered by any person or persons, or the commission or omission of any act, lawful or unlawful, by Company, its affiliates and subsidiaries and/or their respective directors, officers, employees, agents or independent contractors, whether or not such act is within the scope of the authority or employment of such persons and whether or not Company’s indemnity obligations under Section 12.2 apply (collectively, the “Licensee Claims”).

Company shall use counsel satisfactory to Licensee in the defense of all Licensee Claims. Licensee may, at its election, take control of the defense and investigation of any Licensee Claims and may employ and engage attorneys of its own choice to manage and defend such Licensee Claims, at Licensee’s risk and expense. If Company negotiates a settlement of any such Licensee Claim, such settlement shall be subject to Licensee’s prior written approval.
12.2	Indemnity.
(a)	Licensee’s Indemnity Obligations. Licensee shall hold harmless and indemnify the Company Indemnified Parties from and against any and all claims, damages, demands, actions, lawsuits, proceedings, liabilities, losses, costs and expenses (including fees and disbursements of counsel) resulting from, arising out of, connected with or incidental to the establishment, construction or operation of the Licensed Business, expressly and specifically including any of the following: unauthorized representation, misrepresentation, claims for benefits under any workers’ compensation law, injury to or death of persons, unlawful trade practices, the infringement, misuse, dilution, misappropriation, or other violation of any patent, trademark, service mark, trade name, trade dress, copyright, trade secret, domain name, right of publicity or other intellectual property right, damage to property allegedly or actually suffered by any person or persons, or the commission or omission of any act, lawful or unlawful, by Licensee, its affiliates and subsidiaries and/or their respective directors, officers, employees, agents or independent contractors, whether or not such act is within the scope of the authority or employment of such persons. The provisions of this Section 12.2 shall not apply to the extent any injury or damage is determined to have been caused solely by Company’s gross negligence or willful misconduct.

Licensee agrees to protect, defend, hold harmless and indemnify Company from and against any and all claims, demands, damages, expenses (including reasonable attorney’s fees), losses, actions, causes of action, judgments, fines, penalties, fees, suits and proceedings of any kind whatsoever actually or allegedly resulting from or connected with any dispute between Licensee and its franchise operators in connection with the conduct and operation of said Licensed Business hereunder or arising out of agreements between Licensee and such franchise operators. Notwithstanding anything contained in the foregoing, Licensee shall not be required to indemnify Company for any claims, demands, damages, expenses (including attorney’s fees), losses, actions, causes of action, judgments, fines, penalties, fees, suits and proceedings which are caused by the gross negligence of Company, its agents or employees.

(b)	Company’s Indemnity Obligations. Company shall hold harmless and indemnify the Licensee Indemnified Parties from and against any and all claims, damages, demands, actions, lawsuits, proceedings, liabilities, losses, costs and expenses (including fees and disbursements of counsel) resulting from, arising out of, connected with or incidental to the establishment, construction or operation of a Designated Company Store, expressly and specifically including any of the following: unauthorized representation, misrepresentation, injury to or death of persons, unlawful trade practices, the infringement, misuse, dilution, misappropriation, or other violation of any patent, trademark, service mark, trade name, trade dress, copyright, trade secret, domain name, right of publicity or other intellectual property right, damage to property allegedly or actually suffered by any person or persons, or the commission or omission of any act, lawful or unlawful, by Company, its affiliates and subsidiaries and/or their respective directors, officers, employees, agents or independent contractors, whether or not such act is within the scope of the authority or employment of such persons. The provisions of this Section 12.2 shall not apply to the extent any injury or damage is determined to have been caused solely by Licensee’s gross negligence or willful misconduct.
12.3	Survival. This Section 12 will survive the expiration or termination of this Agreement.
13.	INSURANCE
13.1	Types of Insurance. Licensee shall carry the following insurance:
(a)	Commercial General Liability, including premises/operations, contractual, personal and advertising injury, and products/completed operations liabilities, with limits of at least $3,000,000 per occurrence for bodily injury and property damage combined. Company’s entities and associates must be named as additional insureds. Licensee may satisfy the limits of liability requirements by a combination of Commercial General Liability and Umbrella Excess Liability policies.

(b)	Business Automobile Liability insurance for owned, non-owned and hired vehicles, with limits of at least $1,000,000 per occurrence for bodily injury and property damage combined, if Licensee uses automobiles in the operation of the Licensed Business. If no vehicles are owned or leased, then Licensee may extend its Commercial General Liability insurance to provide insurance for non-owned and hired automobiles. Licensee may satisfy the limits of liability requirements by a combination of Business Automobile Liability and Umbrella Excess Liability policies.

(c)	Workers’ Compensation insurance, including coverage for all costs, benefits, and liabilities under Workers’ Compensation and similar laws, for all states in which the Licensed Business is located, and Employer’s Liability insurance with limits of liability of at least $100,000 per accident or disease and $500,000 aggregate by disease. Such insurance must contain a waiver of subrogation in favor of Company where permitted by law. Licensee warrants that if its Franchisees hire any employees or uninsured independent contractors at any time during the Term,

Franchisees will carry Workers’ Compensation and Employer’s Liability insurance, and Licensee shall indemnify Company for any loss, cost, liability, expense or damage suffered by Company as a result of any Franchisees’ failure to maintain such insurance.

(d)	“All Risk” Property Insurance on Licensee’s and Franchisee’s furniture, fixtures and merchandise in the Designated Company Stores, including perils generally covered on a “Cause of Loss – Special Form”, including fire, extended coverage, windstorm, vandalism, malicious mischief, sprinkler leakage, water damage, and accidental collapse and flood, at not less than 90% of the full replacement cost, including a waiver of subrogation in favor of Company.

(e)	Errors and Omissions or Professional Liability insurance, with limits of at least $3,000,000 aggregate per policy year .

(f)	Bailee’s insurance for customer property in Licensee’s care, custody or control, in an amount equal to the maximum value, at any one time, of such property.

(g)	Licensee shall carry its insurance with companies rated A-/VII or better in the current Best’s Insurance Reports published by A.M. Best Company.

(h)	Company consents to Licensee self-insuring certain risks as stated in the Self-Insurance Addendum attached to this Agreement, contingent upon Licensee’s continuing cooperation with and satisfaction of, Company’s self-insuring guidelines, unless and until Company revokes this consent, which it may do at any time in its sole discretion. As part of Licensee’s cooperation with Company’s self-insuring guidelines, Licensee shall provide financial information as reasonable requested from time to time by Company’s Risk Management Department in support of its self-insurance position.

(i)	For each of Licensee’s policies for which Company is an additional insured (by endorsement, terms of policy, or otherwise), Licensee’s coverage is primary to any valid and collectible insurance of Company. Licensee warrants that its franchisees and other contractors performing in connection with the Licensed Business will carry the insurance described in Sec. 13.1(a) through (f), inclusive, and Licensee shall indemnify Company for any loss, cost, liability, expense or damage suffered by Company as a result of any Franchisee’s or contractor’s failure to maintain such insurance.
13.2	No Cancellation Without Notice. Licensee’s policies of insurance will provide that they will not be canceled or materially changed without at least 30 days’ prior written notice to Company, Certificate Management Services, c/o Insurance Data Services, P.O. Box 12010, Hemet, California 92546, or other address notified by Company.

13.3	Certificates. Licensee shall furnish Company with certificates of insurance before execution of this Agreement and upon each policy renewal during the Term. If Licensee does not provide Company with such certificates of insurance, Company will so advise Licensee, and if Licensee does not furnish evidence of acceptable coverage within five days, Company may immediately terminate this Agreement.

13.4	Expiration/Non-Renewal. Licensee shall promptly notify Company if any of Licensee’s insurance policies expire, are canceled, or are materially modified during the Term. If Licensee’s insurance policies are materially modified such that, in Company’s opinion, those policies do not afford adequate protection to Company, Company will so advise Licensee. If Licensee does not furnish evidence of acceptable replacement coverage within 30 days after the expiration or cancellation of coverage or Company’s notification that modified policies are not sufficient, Company shall may immediately terminate this Agreement.

13.5	No Waiver. Company’s approval of any of Licensee’s insurance coverage will not relieve Licensee of any responsibility under this Agreement, including liability for claims in excess of described limits or liabilities and any costs or injuries not covered by such insurance.
14.	TERMINATION
14.1	Termination of Store Locations. Neither party shall terminate a Designated Company Store location without cause during the Tax Season. Termination without cause of Designated Company Store locations outside of the Tax Season shall be addressed as part of the annual August 1 mutually agreed listing of Designated Company Store locations.

14.2	Termination by Company on Notice. Company may terminate this Agreement effective upon written notice to Licensee if any of the following defaults occurs:
(a)	Licensee has experienced a Change in Control to which Company has not consented;

(b)	a petition is filed either by or against Licensee in any bankruptcy or insolvency proceeding, or any property of Licensee passes into the hands of any receiver, assignee, officer of the law or creditor;

(c)	Licensee materially misuses or makes a material unauthorized use of any Company Mark;

(d)	Licensee makes any unauthorized use, duplication or disclosure of Confidential Business Information or Customer Information.
Company may also terminate any Licensed Business location effective upon delivery of written notice to Licensee if Licensee abandons, fails to actively operate or fails to commence operation of the License Business at a Designated Company Store as required by Section 6.6.

14.3	Termination by Licensee on Notice. Licensee may terminate this Agreement effective upon written notice to Company if any of the following defaults occurs:
(a)	Company has experienced a Change in Control to which Licensee has not consented;

(b)	a petition is filed either by or against Company in any bankruptcy or insolvency proceeding, or any property of Company passes into the hands of any receiver, assignee, officer of the law or creditor;

(c)	Company materially misuses or makes a material unauthorized use of any Licensee Mark; or

(d)	Company makes any unauthorized use, duplication or disclosure of Confidential Business Information or Customer Information.
14.4	Termination After Opportunity to Cure. Either party may terminate this Agreement or any affected location of the Licensed Business immediately upon giving written notice to the other party if such party:
(a)	fails to pay any Company Fees or any other amounts due Company, and does not correct that failure within ten days after receipt of written notice of the failure;

(b)	fails to comply with any other provision of this Agreement or any mandatory specification, standard or operating procedures prescribed by Company and does not correct such failure within 30 days after receipt of written notice of the failure;

(c)	fails to carry insurance coverage as required in Section 13 and does not correct such failure (with no gap in coverage) within ten days after receipt of written notice of such failure.
14.5	Termination on Store Closing or Casualty. Company may, in its sole discretion, terminate this Agreement as to any affected Licensed Business location due to the closing of the Designated Company Store. Licensee is not entitled to any notice of such store closing before a public announcement of the closing. Licensee waives any claim against Company for damages, if any, resulting from the closing. If Company rebrands a Designated Company Store from a Sears brand, Licensee shall have the option, but not the obligation to continue to operate the Licensed Business in such location. Licensee must exercise its option within 14 days of written notice from Company of the rebranding of the store, or its option is lost forever.

If any Designated Company Store is damaged by fire or any other casualty that renders the Licensed Business area untenantable, either party may terminate this Agreement as to that Licensed Business location, without penalty and without liability for any damages as a result of such termination, effective as of the date of the casualty, by giving written notice of termination within 20 days after the casualty. If such notice is not given, then this Agreement will not terminate, but will remain in full force and effect and the parties shall cooperate with each other so that Licensee can resume operating the Licensed Business as soon as possible.

14.6	Effect of Termination. Upon expiration or termination of this Agreement,
(a)	each party shall pay all amounts owed to the other party in accordance with the terms of this Agreement;

(b)	each party shall cease use of all Marks and Proprietary Information of the other party;

(c)	License shall, in accordance with the terms of this Agreement, remove all of Licensee’s Equipment from Company’s premises and promptly repair any damage to Company’s premises caused by such removal; and

(d)	the expense to return the Licensed Business area to its condition when Company made it ready for use by Licensee will be allocated as stated in Schedule 6.1.
14.7	Survivability. No expiration or termination of this Agreement will relieve the parties of obligations arising before expiration or termination or of any obligations that survive expiration or termination of this Agreement.
15.	ASSIGNMENT.
15.1	Assignment by Licensee. Regardless of any other provision in this Agreement, Licensee may not assign, transfer, sublicense or convey any of its rights or obligations under this Agreement in whole or in part, without Company’s prior written consent. For this purpose, assignment includes a Change in Control in Licensee. Any attempted assignment, transfer, sublicense, conveyance or Change in Control without Company’s prior written consent is void.

15.2	Assignment by Company. Regardless of any other provision in this Agreement, Company may not assign, transfer, sublicense or convey any of its rights or obligations under this Agreement in whole or in part, without Licensee’s prior written consent. For this purpose, assignment includes a Change in Control in Company. Any attempted assignment, transfer, sublicense, conveyance or Change in Control without Licensee’s prior written consent is void.

15.3	Binding Nature. This Agreement is binding upon Licensee and Company their successors and permitted assigns and will bind and inure to the benefit of Company and Licensee and their successors and assigns as applicable. Licensee is directly and primarily liable to Company for the performance or non-performance of this Agreement by its subsidiaries through which it operates in performing this Agreement.
16.	MISCELLANEOUS.
16.1	Governing Law. This Agreement is governed by Illinois law, excluding its conflicts of law rules.

16.2	Jurisdiction and Venue. Licensee irrevocably submits to venue and exclusive personal jurisdiction in the federal and state courts in Cook County, Illinois for any dispute arising out of this Agreement, and waives all objections to jurisdiction and venue of such courts.

16.3	Notices. Notices under this Agreement must be in writing and are sufficient if given by nationally recognized overnight courier service, certified mail (return receipt requested), facsimile with electronic confirmation or personal delivery to the other party at the address below:

If to Company:	Sears Holdings Management Corp.
3333 Beverly Road, Mail Station: A2-374B
Hoffman Estates, Illinois 60179
Attn.: Business Development Director
Facsimile: (847) 286-0224

With a copy to:	Sears Holdings Management Corp.
3333 Beverly Road, Mail Station: B6-350A
Hoffman Estates, Illinois 60179
Attn.: Senior Counsel, Licensed Businesses
Facsimile: (847) 286-3368

If to Licensee:	H&R Block
One H&R Block Way
Kansas City, MO 64105
Attn: President – U.S. Tax
Facsimile: (816) 854-8500

With a copy to:	H&R Block
One H&R Block Way
Kansas City, MO 64105
Attn: Legal Department
Notice is effective: (i) when delivered personally, (ii) three business days after being sent by certified mail, (iii) on the business day after being sent by a nationally recognized courier service, or (iv) on the next business day after it is sent by facsimile with electronic confirmation to the sender. A party may change its notice address by giving notice in accordance with this Section 16.3.

16.4	Severability. If any provision of this Agreement is determined to be unenforceable, the parties intend that this Agreement be enforced as if the unenforceable provisions were not present and that any partially valid and enforceable provisions be enforced to the extent that they are enforceable.

16.5	No Waiver. A party does not waive any right under this Agreement by failing to insist on compliance with any of the terms of this Agreement or by failing to exercise any right hereunder. Any waivers granted under this Agreement are effective only if recorded in a writing signed by the party granting the waiver.

16.6	Cumulative Rights. The rights and remedies of the parties under this Agreement are cumulative, and either party may enforce any of its rights or remedies under this Agreement or other rights and remedies available to it at law or in equity.

16.7	Construction. The Section headings of this Agreement are for convenience only and have no interpretive value. This Agreement may be executed in counterparts, which together will constitute one and the same agreement. In this Agreement, “including” and similar words (e.g., “to include”) means “including but not limited to”.

16.8	Survival. In addition to all other provisions expressly providing that they survive any expiration or termination of this Agreement, this Section 16 will survive any expiration or termination of this Agreement.

16.9	Entire Agreement; Modifications. This Agreement, together with all Schedules referred to herein, which are incorporated by this reference, constitute the complete and final agreement of the parties pertaining to the Licensed Business and supersede all of the parties’ prior agreements, understandings and discussions relating to the Licensed Business. No modification or amendment of this Agreement is binding unless it is in writing and signed by Company and Licensee.

16.10	Separate Counterparts. This Agreement may be signed in separate counterparts, which, when taken together, will constitute one and the same agreement. Each party may rely on the facsimile signature of this Agreement by the other. If a party sends a signed copy of this Agreement via facsimile, it will, upon the other party’s request, provide an originally signed copy of this Agreement.
[Execution of this document on following page]
Signed, by the parties’ duly authorized representatives as of the Effective Date.

SEARS, ROEBUCK AND CO. By its agent, Sears Holdings Management Corp. For itself and as agent for Citibank South Dakota, N.A., for purposes of Schedule 9.2A

By:	/s/ David L. Schuvie
Its:	Vice President and General Manager, Licensed Businesses

H&R BLOCK SERVICES, INC. As Licensee and as Merchant under Schedule 9.2A

By: Its:	/s/ Brian N. Schell Chief Financial Officer, Tax Services

SCHEDULE 1.1B
DESIGNATED COMPANY STORES

Store #/Location	Sublicense Allowed

[Company to provide list.]
Sears-H&R Block Lic Agr 6-01-07

SCHEDULE 3.1
COMPANY FEES
1.	Tax Services. The Company Fees for Tax Services shall be calculated per store as follows:
a.	Standard Fees:

Number of Returns in a Tax Season	Percentage of Net Sales paid to Company
[***]	[***]	%
[***]	[***]	%
[***]	[***]	%
[***]	[***]	%
Each store’s commission rate will be paid monthly, based on its prior year tax returns sales performance. The parties will make appropriate adjustments at the end of each Tax Season, if the store’s actual sales in the current Tax Season indicate a different commission rate than what was paid during the Tax Season. New locations will be paid initially at a rate of [***] % during the first year of operation, subject to the year-end adjustment.

2.	New Client Incentive. Licensee shall pay Company $ [***] for each New Client served at a Designate Company Store during the Tax Season at the end of each month.

3.	Peace of Mind. The Company Fees for Peace of Mind shall be calculated as follows:

[***] % of Peace of Mind Fees collected by Licensee in the Licensed Business.

4.	Tax Classes. Fees for Tax Classes shall be based upon $ [***] , prorated for the time Licensee occupies such space.

5.	Check Cashing. Company shall receive 100% of the Check Cashing Fee; Licensee will receive no portion of Company’s Check Cashing Fee.
Sears-H&R Block Lic Agr 6-01-07

SCHEDULE 4.3A
LICENSEE MARKS
Licensee claims ownership rights in the following trademarks and/or service marks for the following classes of goods or services:

Mark	Goods or Services
Double-Check Challenge	Preparation including re-examination of tax returns

H&R Block & design	Preparation of tax returns, financial planning services, mortgage services, tax advice and planning services for others

H&R Block Advantage	Tax advice and planning services

H&R Block DeductionPro	Computer software for valuing charitable donations

H&R Block Premium	Preparation of tax returns

H&R Block rapid refund & design	Electronic transmission of income tax information

H&R Block Small Business Resources	Tax preparation, bookkeeping, accounting and payroll preparation and administration of business payroll for others

H&R Block TaxCut	Computer programs for use in the preparation of tax returns

Just Plain Smart	Financial planning services, Mortgage banking, mortgage lending, mortgage brokering

Peace of Mind	Providing extended warranties on tax preparation

Rapid Refund H&R Block & design	Electronic transmission of tax return information

Smart Solutions	Providing information and advice relating to financial investments

Tax Cut	Computer programs for tax preparation

Tax Man	Consulting and preparation of income tax returns

Tax Man & Design	Consulting and preparation of income tax returns

TaxNet	Computer programs, consultation and temporary use of on-line non-downloadable software for tax return preparation

The Easy Way to Financial Success	Computer software for financial planning

The Fastest and Easiest Way to Do Your Taxes	Computer software for use in the preparation of taxes

Willpower	Computer software for estate planning for individual consumers

Your Complete Personal Legal Resource	Computer software for educating consumers about legal documents and procedures

Your Taxes. Our Expertise.	Computer software tax return preparation program

Business Organizer	Bookkeeping and bookkeeping services provided in connection with a bookkeeping software program

Express IRA	Offering an IRA

Express Savings	Arranging for an FDIC-insured savings account

EZ W-2	Obtaining a W-2 over the Internet
Sears-H&R Block Lic Agr 6-01-07

Mark	Goods or Services
Fast Money	RAL’s and RAC’s

Fast Money Options	RAL’s and RAC’s

H&R Block Bank	Banking

H&R Block Cash Control	Computer Software

H&R Block TaxCut	Computer programs for use inn the preparation of tax returns

He’s Got People	Tax preparation services for others

I Got People	Tax preparation services for others

In Your Corner	Preparation of tax returns, mortgage lending services and financial planning services

Instant Money	Tax refund anticipation loans

Opciones de Dinero Rapido	RAL’s and RAC’s

Organizit	Organizit for tax preparation software and website

Refund Card	Magnetically encoded debit, credit and prepaid cards and debit and credit card services

Second Look	Reviewing, amending and providing advice on an existing tax return

Second Look Certification	Warranting review of a tax return and providing audit assistance

She’s Got People	Tax preparation services for others

Tango	Online tax preparation product

That’s the Commitment of the Green Square.	Preparation of tax returns, guarantees on tax return preparation, financial loans and re-examination of tax returns for others

They Got People	Tax preparation services for others

We Got People	Tax preparation services for others

Worry- Free Audit Support	Tax and taxation planning, advice, information and consultancy services and income tax consultation and preparation services featuring tax audit representation services

You Got People	Tax preparation services for others
Sears-H&R Block Lic Agr 6-01-07

SCHEDULE 6.1(f)
FACILITY SPECIFICATIONS
1.	See attached “Office Layout Guidelines” that show the general layout and space requirements of average Company office locations.

2.	The size of a tax service office shall be calculated as follows:
a.	One work station per 300 returns produced.

b.	Company shall use reasonable efforts to provide 125 square feet of space per work station (this includes space for storage and reception).
3.	Company shall provide routine janitorial services in the Licensed Business Area consistent with the janitorial services regularly performed in the Designated Company Store.

4.	Company shall provide appropriate heating, ventilation and air conditioning to Licensee’s offices. Reasonable office temperatures (typically between 64°F and 78°F) shall be maintained on average during normal business hours, except during circumstances beyond Company’s reasonable control, including power outages, brown-outs, electrical or mechanical failures, and extreme weather circumstances.

5.	Licensee may update and revise these specifications from time to time as necessary, but such changes must be agreed and approved in writing by Company.
Sears-H&R Block Lic Agr 6-01-07

SCHEDULE 6.2
NEW LICENSED BUSINESS LOCATION AT DESIGNATED COMPANY STORE
Company shall be responsible for the following in the construction of a Licensed Business Area, including Additional Locations, at a Designated Company Store:
a.	If required by Company, perimeter walls, painted standard store colors (or other colors as mutually agreed by the parties);

b.	Floor covered by standard store carpet/tile;

c.	Ceiling containing standard store lighting; and

d.	Standard electrical outlets
Licensee shall be responsible for all other costs and expenses, including furniture, fixtures, equipment, displays, cabinets, counters, shelving, sinks and other such items. Licensee shall also be responsible for any non-standard walls, wall coverings, floor coverings, ceilings, lighting, electrical and data lines within the Licensed Business Area.
EXPIRED, TERMINATED, VACATED, OR ABANDONED LICENSED BUSINESS LOCATION
     If a Licensed Business location expires or is terminated, vacated or abandoned for any reason except for breach of this Agreement by Company, Licensee shall at its expense remove all Licensee’s Equipment, signs and non-permanent fixtures. Licensee shall cap all gas, electrical and plumbing lines and disconnect all telephones. Licensee shall repair and repaint all walls and ceiling areas affected by such removal of its signs, fixtures, wall art, etc. The Licensed Business Area shall be vacated in a “broom-clean” condition. If a Licensed Business location is terminated, vacated or abandoned for reason of breach of this Agreement by Company, Company shall be responsible to the costs associated with removing Licensee’s Equipment, signs and non-permanent fixtures, and for capping all gas, electrical and plumbing lines, disconnecting all telephones, and for repairing and repainting all walls and ceiling areas affected by such removal of its signs, fixtures, wall art, etc., except that Licensee shall remain responsible for damage caused to the store premises caused by Licensee’s removal of any equipment or fixtures.
Sears-H&R Block Lic Agr 6-01-07

SCHEDULE 9.2A
CITIBANK MERCHANT AGREEMENT
SEARS CARD CONDITIONS
Dated June 7 , 2007
H&R Block Services, Inc. (“Merchant”) with a place of business at One H&R Block Way, Kansas City, MO 64105, and CITIBANK SOUTH DAKOTA, N.A. (“Citibank”), in consideration of their respective covenants, agree that Merchant will honor certain Sears branded consumer cards (“Sears Cards”) in connection with its sales and leases of goods and services, Citibank will render services and extend credit to Merchant in connection with such Sears Card transactions and the proceeds thereof, and Merchant will compensate Citibank therefor, all in accordance with the terms and conditions set forth below and in the annexed Exhibits, Citibank’s Rules (as defined below) in effect from time to time, the other related documents referred to herein and any amendments or supplements hereto or thereto (collectively “this Agreement”).
1. Honoring and Advertising Certain Sears Cards.
     (a) Merchant undertakes to honor valid Sears Cards issued by Citibank and its affiliates, in accordance with the other provisions of this Agreement and the Sears Merchant Operating Rules and Regulations (“Rules”) as outlined in Exhibit A. Merchant may honor cards of other issuers in accordance with its agreements with the relevant issuer or the issuer’s association not in conflict with this Agreement. In honoring cards, Merchant will not discriminate against Sears Cards and will not charge its customers using a Sears Card a surcharge over its regular price for the goods or service (unless a surcharge is specifically authorized by law).
     (b) If Merchant has physical sales locations where Merchant accepts Sears Cards in payment of purchases, Merchant will display at each sales register as directed by Sears the logo of Sears Cards and promotional materials related to the Sears Cards provided by Citibank or Sears, Roebuck and Co. (“Sears”), or by others with the approval of Citibank or Sears, indicating that such Sears Cards will be honored. Merchant will also inform the customers, as directed by Sears, that such Sears Cards will be honored in connection with all mail, electronic or telephone sales, by including the logos of the Sears Cards in all catalogues, direct mail solicitations and internet sites, or orally in the case of telephone sales. Merchant will also display logos and materials for Sears Cards at each other place in its premises at which the logos or materials of any other card are displayed. Merchant will include the name or logo of the Sears Cards in all advertising in any media in which the names or logos of other credit or debit cards are mentioned. In all of the above situations each such Sears Card logos will be given at least equal prominence with any other card honored, provided that in advertising for which another card issuer pays a substantial portion of the cost, such card issuer may be given greater prominence so long as the above Sears Cards are not excluded. Merchant’s advertising will not indicate or imply that any of the above card associations endorses Merchant’s goods or services.
     (c) Merchant authorizes Citibank to include Merchant’s name in any listing or advertising of merchants which honor the above Sears Cards or which use Citibank’s services, provided that
Citibank Merchant Agreement — Sears Card

Merchant shall have the right of prior approval of any advertising that features the name or trade name of Merchant exclusively or in a limited group of merchants.
2. Citibank Services.
     (a) Subject to Merchant arranging for an acquirer mutually agreeable to the parties (“Acquirer”), Citibank will provide the following services: Merchant authorization, transaction submission and settlement services, for customer transactions with Merchant, as described in this Agreement. If Merchant does use an Acquirer, Merchant agrees it will not change Acquirers during the term of this Agreement without Citibank’s prior written consent. Unless otherwise agreed by the parties, Merchant is responsible for all Acquirer service fees.
     (b) Subject to Merchant utilizing an Acquirer, Citibank will also provide authorization and transaction submission services for transactions involving the use of other cards if the issuer or its association has consented to such an arrangement in writing and makes available suitable facilities for obtaining authorizations and the submission and receipt of transaction records electronically and otherwise and if the costs to Citibank are comparable to its costs for providing such services for Sears Card transactions.
3. Transactions.
     (a) A transaction or proposed transaction may be submitted to Citibank or Acquirer for authorization, transmission or settlement only if it is either:
(i) a payment for a bona fide sale or lease of goods or services or both by Merchant to a customer, which does not involve, directly or indirectly, a cash advance to the customer, or
(ii) a refund or adjustment of such a transaction, which does not involve, directly or indirectly, a cash payment by the customer to Merchant.
     (b) When entering into each transaction, Merchant shall comply in all respects the Rules then in effect, including the creation of one or more records (each a “Record”) relating to customer’s account with Citibank, generally representing either:
(i) an order by the customer to Citibank to make a payment to the Merchant, including an electronic order (a “Sales Draft”), or (ii) an order by the Merchant to Citibank to credit the customer’s account with Citibank, including an electronic order (a “Credit Slip”). Neither the transaction nor the Record shall create or evidence an account between the customer and the Merchant. Each Record may be in electronic or paper form, or both, but Merchant shall prepare and deliver to the customer a paper copy or counterpart of each Record to the extent required by law or good business practice.
4. Authorizations. Prior to concluding each transaction, Merchant will obtain an authorization for the transaction from Citibank, as provided in the Rules. Merchant will request such authorizations through Citibank or Acquirer and Citibank will report the authorization or denial to Merchant using the systems as described in the Rules.
5. Equipment; Software. Merchant will at its own expense supply and utilize at each of Merchant’s locations equipment for electronically requesting, receiving and recording authorizations through Citibank or Acquirer and/or creating Records and/or transmitting Records to Citibank, compatible with Citibank or Acquirer’s equipment and systems. If Citibank or its
Citibank Merchant Agreement — Sears Card

agents supply to Merchant software for use in connection with the equipment or services provided hereunder, to the extent such software is not separately licensed by the manufacturer or distributor thereof, Citibank hereby grants Merchant a non-exclusive, non-transferable license to use such software pursuant to this Agreement. Merchant agrees not to reverse-engineer, disassemble or decompile any such software, and to return to Citibank all copies of such software upon the termination of this Agreement. The parties will negotiate in good faith any changes in the equipment or software which may be appropriate to utilize technological advances or accommodate to legal changes or marketing developments, and the allocation of the cost of making such changes.
6. Presentation and Retention of Records.
     (a) Merchant will present to Citibank or Acquirer a Record of each transaction (e.g. a Sales Draft or a Credit Slip) at the close of each business day on which the transaction is made, using the systems described in the Rules. Merchant will or will cause Acquirer to transmit such Record promptly to the Citibank or its affiliate, at the times and in accordance with the procedures detailed in the Rules. Merchant will provide a copy of such Record to the customer.
     (b) Merchant will retain the original or Merchant’s copy of the documentation (including but not limited to the Record, which may be in electronic form if the transaction was effected electronically via the world wide web or other electronic medium) for each transaction for six months, and copies thereof for at least three years, and make such available to Citibank on reasonable notice.
7. Chargebacks.
     (a) Merchant acknowledges that Citibank and its affiliates have reserved the right to reject, refuse to pay and/or return and charge back transactions for various reasons including but not limited to irregularities in the documentation, failure to follow proper procedures for obtaining authorization or avoiding fraudulent or over-limit transactions, merchant-employee fraud and merchant/customer disputes, all as set forth in the Rules. Citibank shall have the right to charge to Merchant immediately the full amount of any transaction (including transactions which Citibank has previously settled with Merchant) as detailed in the Rules (all such actions being collectively called “Chargebacks”).
     (b) If Merchant desires to correct any deficiency and resubmit a transaction, or to dispute any Chargeback with the Citibank, it shall follow the procedures set forth in the Rules.
     (c) Citibank has the final decision regarding those Type Three Chargebacks as described in the Rules.
8. Settlement. Settlement rules differ by Merchant type as follows:
     (a) For Merchants settling with Citibank or Citibank designate as outlined (“Direct Merchants”):
(i) Settlement Timing. On the second Business Day after each day on which Citibank receives from Merchant or Acquirer any Records of transactions on Sears Cards, Citibank will credit to the Merchant checking account as specified in the merchant application (the “Account”), the aggregate amount of all Sales Drafts so received and settled by Citibank since the previous settlement, unless otherwise specified in
Citibank Merchant Agreement — Sears Card

Exhibit B. A separate debit will be posted for any Chargebacks or adjustments received. A separate debit will be posted for all interchange fees charged by Citibank on such transactions, and any discount, fees and/or service charges due to Citibank under the Pricing Schedule as outlined in Exhibit B, will be debited on the second Business Day after month end, if applicable. For purposes of this Agreement, “Business Day” means the days the Federal Reserve Bank is open.
(ii) Direct Merchant’s Designated Bank Account. Merchant authorizes Citibank and the Merchant’s depository institution (“the Bank”) to credit to the Account all net payments to Merchant due from Citibank hereunder, and authorizes Citibank and the Bank to debit to the Account all net payments due by Merchant to Citibank hereunder, and instructs the Bank to pay and remit to Citibank all such debits as instructed by Citibank. Merchant shall give the Bank written notice of Citibank’s rights and authorities hereunder, with a copy to Citibank and Acquirer.
(iii) Reserve Account. In the event of an occurrence or situation which causes Citibank to reasonably believe that the amount of Credit Slips, Chargebacks and other charges to the Merchant’s settlement or Account to be recovered by Citibank during any future period will exceed the amount of Sales Drafts during the same period, Citibank may withhold from its payments pursuant to the previous section, as a “Reserve” against Merchant’s future liabilities to Citibank, an amount equal to such anticipated excess, as adjusted from time to time, and may charge or set off against such Reserve any amounts which it is unable to charge against the Account. In lieu of all or any part of such Reserve, Merchant may supply a Letter of Credit or grant to Citibank a security interest in types and amounts of property satisfactory to Citibank as agreed to by Citibank.
(iv) For Citibank’s services hereunder, Direct Merchant will pay compensation to Citibank at the rates set forth in the Pricing Schedule, Exhibit B, if applicable.
     (b) For Merchants who settle with Sears: If Merchant’s license agreement with Sears provides for settlement of consumer credit card transactions through Sears, Citibank will calculate the settlement of Merchant’s transactions each day as set forth in Section 8(a)(i) above, and will settle such transactions directly with Sears. Merchant agrees that Citibank satisfies its settlement obligations to Merchant under this agreement by paying Sears, and that Merchant will hold Citibank harmless from claims, losses or damages of any kind resulting from its payment to Sears of amounts owed to Merchant under this agreement pursuant to this Section 8(b). If the settlement of transactions under this Agreement is insufficient to cover amounts owed to Citibank that day, then Citibank will obtain such amounts from Sears and Sears will be subrogated to Citibank’s rights to such amounts from Merchant.
9. Title; Security Interest.
     (a) Merchant hereby assigns to Citibank, outright and not for purposes of security, all of Merchant’s right, title and interest in each Record transmitted or delivered to Citibank under the Agreement for authorization, submission or settlement, and in the transaction it represents and the proceeds thereof.
     (b) In addition, Merchant grants to Citibank a security interest in:
(i) any Account, pursuant to Section 8 above; and
Citibank Merchant Agreement — Sears Card

(ii) all property or funds in the possession or control of Citibank which is or may be property of or payable to Merchant (including but not limited to any Reserve established pursuant to Section 8); and
(iii) the proceeds of all of the above, as security for any and all debts or obligations of Merchant to Citibank arising under or in connection with this Agreement.
     (c) Merchant will execute and deliver to Citibank:
          (i) such further assurances or instructions as the Bank may require to effect Citibank’s control over the Account; and
          (ii) such Financing Statements or other documents as Citibank reasonably concludes are necessary or desirable for the perfection of such security interest in the Account.
     (d) Merchant agrees that this Agreement is a contract to extend financial accommodations, as that term is used in the U. S. Bankruptcy Code.
10. LIMITATION OF LIABILITY. CITIBANK HEREBY DISCLAIMS ALL WARRANTIES OF ANY KIND WITH RESPECT TO THE SERVICES OR PRODUCTS PROVIDED UNDER THIS AGREEMENT INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR USE FOR ANY PARTICULAR PURPOSE. CITIBANK WILL CORRECT AT ITS OWN EXPENSE ANY MISTAKES CAUSED BY CITIBANK OR ITS AGENTS. IN NO EVENT SHALL COMPANY OR ITS AFFILIATES BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR CLAIMS BY MERCHANT OR ANY THIRD PARTY RELATING TO CITIBANK’S PERFORMANCE UNDER THIS AGREEMENT.
11. Representations and Warranties of Merchant. Merchant represents and warrants that on the date hereof and on each date on which it transmits Records to Citibank or Acquirer the following representations are and will be true:
     (a) If Merchant is not a natural person, that Merchant is a duly organized and validly existing legal entity under the laws of the jurisdiction in which it is organized; is qualified to do business in each jurisdiction in which it maintains a place of business; and has the power and authority to enter into and perform this Agreement.
     (b) The making and performance of this Agreement by Merchant has been duly authorized by all necessary action, and will not violate any law, regulation, order or award, or any provision of its charter or by-laws, if applicable, or any agreement to which it is a party.
     (c) This Agreement has been duly executed by Merchant, including by authorized persons where required, and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.
Citibank Merchant Agreement — Sears Card

     (d) Merchant operates the locations at which the sales and Sears Card transactions contemplated by this Agreement are made, and each transaction has been entered into in compliance with this Agreement including the Rules.
Merchant does not do business under a trade name or style not previously disclosed to Citibank and there has been no change in the nature of Merchant’s business or the goods and/or services that Merchant sells not previously disclosed to Citibank. Unless approved to do so in writing by Citibank, Merchant will only accept the Sears Card in connection with the goods and/or services.
     (e) The most recent audited balance sheets of the Merchant and its subsidiaries, if any, and related audited statements of income and cash flow for the fiscal period then ended, and the comparable most recent unaudited financial statements and for the interim period then ended, copies of which have been furnished to Citibank or will be furnished within 10 days after request by Citibank, fairly present the financial condition of the Merchant (and its subsidiaries, if any) as at such dates and the results of operations for the periods then ended, all in accordance with generally accepted accounting principles consistently applied, and since such latter date there has been no material adverse change in such condition or operations.
     (f) All information provided by Merchant to Citibank prior to the execution of this Agreement and while it is in effect with respect to Merchant’s business, operations, condition and results is and will be true, correct, complete and not misleading as of the date on which it is provided.
12. Representations of Citibank. Citibank represents and warrants that on the date hereof and on each date on which it receives Records from Merchant hereunder the following representations are and will be true:
     (a) Citibank is a national banking association duly organized and existing under the laws of the United States of America; is authorized or qualified to do business in each jurisdiction in which it maintains a place of business; and has the corporate power and authority to enter into and perform this Agreement.
     (b) The making and performance of this Agreement by Citibank has been duly authorized by all necessary corporate action, and will not violate any law, regulation, order or award, or any provision of its charter or by-laws or agreement to which it is a party.
     (c) This Agreement has been executed by duly authorized officers of Citibank and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.
13. Merchant Reporting.
Merchant will keep Citibank informed, in a manner specified by Citibank from time to time in its sole discretion, currently concerning all material changes or proposed changes in Merchant’s business and business plans, including but not limited to openings and closings of locations or other points of sale or operations, addition or elimination of mail, telephone or internet selling, changes in the type or nature of the products or services sold or leased, and any use of agents, subsidiaries or leased departments; and also of all material changes in its financial condition or operations.
     (a) Merchant will furnish to Citibank within 10 days of Citibank’s request (i) copies of its Annual Report to its shareholders and its annual, periodic and special reports filed with the Securities and Exchange Commission (if applicable), and (ii) to the extent not so furnished, at
Citibank Merchant Agreement — Sears Card

the request of Citibank, copies of its most recent audited balance sheet, income and cash flow statements and of comparable interim unaudited financial statements for all periods since such audit, but only where this Agreement includes a Pricing Schedule as outlined in Exhibit B.
I4. Indemnification.
     (a) Merchant will indemnify Citibank and its affiliates and the directors, officers, employees and agents of any of them (the “Citibank Indemnified Party”) against, and hold them harmless from any and all claims, damages, liabilities and expenses (including fees and disbursements of counsel) which arise out of:
(i) any goods or services sold or rendered or purported or promised to be sold or rendered by Merchant or any of its affiliates or the directors, officers, employees or agents of any of them, or
(ii) any act or omission of Merchant or any of its affiliates or the directors, officers employees or agents of any of them which: (x) constitutes a breach of this Agreement, or (y) constitutes a failure to comply with, or causes any Citibank Indemnified Party to fail to comply with, any law or governmental or association rule or regulation governing the transactions and operations contemplated hereby, or which violates, or causes any Citibank Indemnified Party to violate, the personal rights of any third party, except that this indemnity shall not apply to any failure to perform any duty or function which Citibank has agreed to perform under this Agreement.
     (b) Citibank will indemnify Merchant and its affiliates and the directors, officers, employees and agents of any of them (the “Merchant Indemnified Party”) against, and hold them harmless from any and all claims, damages, liabilities and expenses (including fees and disbursements of counsel) which arise out of any act or omission of Citibank or any of its affiliates or the directors, officers, employees or agents of any of them which: (x) constitutes a breach of this Agreement, or (y) constitutes a failure to comply with, or causes any Merchant Indemnified Party to fail to comply with, any law or governmental or association rule or regulation governing the transactions and operations contemplated hereby, or which violates, or causes any Merchant Indemnified Party to violate, the personal rights of any third party, except that this indemnity shall not apply to any failure to perform any duty or function which Merchant has agreed to perform under this Agreement.
     (c) Each indemnified party shall promptly notify the other with respect to any claim, damage, liability or expense which may be covered by this indemnity and permit the indemnifying party to participate in the defense thereof, and such indemnified party will not settle the matter without the approval of the indemnifying party.
15. Term; Termination.
     (a) This Agreement shall be in effect from the date first written above unless terminated by Citibank on 90 days’ prior written notice. Citibank will consult with Sears prior to giving such notice of termination. The parties agree that the Rules will continue to apply until all transactions are resolved or finalized.
     (b) This Agreement shall terminate automatically if any case or proceedings in bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding is commenced by Merchant; or is commenced against Merchant or its property and
Citibank Merchant Agreement — Sears Card

not dismissed within 30 days; or if in such a proceeding an order of adjudication is entered or a receiver, trustee or similar officer is appointed.
     (c) This Agreement may be terminated for default by either party if the other has failed for a period of 10 days to make any payment required hereunder, or failed for a period of 30 days after notice to perform any of its other duties or obligations hereunder and to compensate the non-defaulting party for any losses, costs, liabilities or expenses incurred as a result of such failure. Notice of failure to perform shall specify the nature of the failure and specify a date, no less than 30 days after such notice, on which this Agreement will terminate if the default is not cured. During such 30 day period the parties will negotiate in good faith to define the scope of such non-performance, the manner in which it may be remedied and the nature and amount of such compensation, in order to avoid the termination if reasonably possible.
     (d) No failure or delay by either party to terminate the Agreement or take any other action on account of any default by the other party shall constitute a waiver of such party’s right to terminate or to recover damages or any other remedy on account of such default or on account of any other similar or different default hereunder.
     (e) This Agreement shall terminate automatically in the event the License Agreement between Merchant and Sears, Roebuck and Co. is terminated for any reason.
16. Notices. All notices and other communications pursuant to this Agreement shall be in writing and sent by hand, courier, priority or first class mail (postage prepaid), or telegraph, to the following addresses, and shall be effective when delivered, or three days after mailing by first class mail:

If to Citibank, all notices:

Citicorp Credit Services, Inc. (USA) 5500 Trillium Boulevard Hoffman Estates, IL 60192 Attn: Vice President – Business Initiatives

With a copy to the following if notice of default or termination:

Citibank South Dakota, N.A.
701 East 60th Street North Sioux Falls, SD 57108 Attn: General Counsel

If to Merchant, at the address listed above.

With a copy to:	Sears Roebuck and Co.
3333 Beverly Road Hoffman Estates, IL 60179 Attn: General Counsel
Citibank Merchant Agreement — Sears Card

Notwithstanding the foregoing, notices may be sent, in the manner described above, to such other address as either party shall specify in a notice to the other at least 10 days before its effective date.
17. Amendments.
     (a) The Rules delivered herewith shall remain in effect until amended. Citibank may amend the Rules by giving written notice thereof at least 90 days prior to the effective date specified in the notice, provided that an earlier effective date may be chosen if Merchant consents thereto or if the change is made necessary by a change in any law, rule or regulation, or in the interpretation thereof, of any government, and provided, further, that if Merchant objects to the amendment within 15 days after the notice is given, Citibank will discuss with Merchant in good faith the need for the change or any suggested alternative, giving consideration to the potential effects on each party’s costs, risks, marketing, volume, etc. If after such discussions Merchant is unwilling in good faith to accept the change or any alternative acceptable to Citibank, and if the change is not reasonably required to comply with law, regulation or the rules of Citibank, Merchant may terminate this Agreement by written notice given no later than the effective date of the amendment and at least 30 days prior to the effective date of the termination. If Merchant terminates this Agreement within its rights under this Agreement, it may still be in breach of separate contract obligations to Sears to accept Sears Cards.
     (b) Merchant recognizes that Citibank may amend or reinterpret the rules or regulations without the consent of Merchant.
     (c) No other portion of this Agreement may be amended except by written amendment or supplement signed by authorized officers of both parties, and no provision may be waived or consent given unless in writing signed by an authorized officer of the party giving the waiver or consent. No failure to enforce a provision of this Agreement in any instance shall constitute a waiver or consent applicable to any later instance.
18. Entire Agreement; Assigns. This Agreement is the entire agreement and understanding between the parties, notwithstanding any prior understanding not expressed therein. This Agreement is binding on the parties and their respective successors and assigns, and for the benefit of them, their successors and permitted assigns. Neither party may assign this Agreement without the written consent of the other, except that Citibank may assign this Agreement to an affiliate of Citibank, which assumes in writing the obligations of Citibank thereunder.
19. Confidentiality.
     (a) Each party will keep confidential, during the term of this Agreement and thereafter, all information which is not available to the general public concerning this Agreement and/or the other party, its plans, operations, systems, programs, software, financial condition and results, both with respect to its credit and debit card business and its business generally provided, however, that Citibank may disclose such information to Sears. In addition, each party may disclose information about this Merchant relationship and operational issues relating to it, to Sears. Each party may make such information available, to the extent necessary for the performance of this Agreement, to its directors, officers, employees, agents, auditors, attorneys and business consultants (who will be required to preserve the confidentiality of such
Citibank Merchant Agreement — Sears Card

information) and to any regulatory agency asserting jurisdiction and as otherwise required by law.
     (b) Merchant shall not, without customer’s consent, reveal customer’s Sears Card or account number, transaction or other personal information to third parties other than Citibank or as specifically required by law, provided, however, that Merchant may disclose such information about card transactions for purposes consistent with its agreement with Sears to provide goods or services to Sears customers and as allowed by law. Merchant shall take all appropriate precautions to ensure that all such information shall remain confidential, and that all records maintained by, or transmitted by or to, Merchant or any service provider utilized by Merchant, shall not be used by, disclosed to or subject to access by unauthorized third parties. Merchant shall keep such information in locations and files which are accessible only to selected personnel. Merchant shall immediately report to Citibank any actual or potential breach of such confidentiality, and assist in notifying the proper parties as required by law or requested by Citibank. After the expiration of the required retention period specified by the Rules, Merchant shall destroy all material containing customer information in a manner that renders the data unreadable. After a sale has been authorized, Merchant shall not retain or store any data read from a Sears Card except data required to record the sale.
20. Governing Law. This Agreement shall be governed by federal law and applicable South Dakota laws, without regard to its principles of conflicts of laws.
21. Attorneys Fees. In any litigation between the parties, the prevailing party shall be entitled to be reimbursed by the other for the reasonable fees and expenses of its attorneys, except that if a party prevails as to only a part of its claim, its reimbursement shall be reduced in proportion.
22. Waiver of Jury Trial. THE PARTIES EACH AGREE THAT IN ANY ACTION BETWEEN THEM WITH RESPECT TO THIS AGREEMENT OR ANY AMOUNT PAYABLE THEREUNDER THE PARTIES WILL (AND HEREBY DO) WAIVE ANY RIGHT TO TRIAL BY JURY.
23. Survival of Terms. The following sections will survive termination of this Agreement: Sections 10, 14, 16, 17, 20, 21 and 22.

Citibank South Dakota, N.A. By its agent, Sears Holdings Management Corp.	Merchant

Its:	Its: Chief Financial Officer, Tax Services

Citibank Merchant Agreement — Sears Card

EXHIBIT A TO SCHEDULE 9.2A
Merchant Operating Rules and Regulations
Sears Card Merchant Operating
Rules and Regulations
     These Rules and Regulations contain procedures that must be followed in connection with the acceptance of a Sears Card, unless otherwise agreed to in writing by Citibank. These Rules and Regulations are subject to change by Citibank at any time. Citibank will provide you, your Processor and/or Financial Institution with a copy of the new rules at least 30 days prior to implementation. Citibank will assume that Merchant accepts the changed Rules and Regulations by continuing acceptance of the Sears Card. Citibank reserves the right to suspend acceptance of the Sears Card at any Merchant location at any time.

September 2004
Merchant Services
Call your Processor or Financial Institution
Sears Card Authorizations (24 Hours A Day)
1-800-733-2426
Sears Card Customer Service
1-800-917-7700
Table of Contents

1 Identifying Sears Card Products	6
1.1.1 Internet, Telephone or Mail Order Merchants	6
1.1.2 All Other Merchants	6

2 Transactions	8
2.1 Obtaining Authorization	8
2.1.1 General rules for Authorizations, unless otherwise agreed upon by Citibank in writing:	8
2.1.2 Telephone, Internet, or Mail Order Merchants (Card Not Present)	8
2.1.3 All Other Merchants	9
2.1.4 Authorization Downtime Procedures	9
2.1.5 Authorization Formats	9
2.2 Returns	9
2.3 Refunds, Adjustments and Credit Slips	9
2.3.1 Merchant Policy	9
2.3.2 Credit Slip	10
2.4 Cash Advances	10
2.5 Surcharges	10
2.6 Split Tickets	10
2.7 Minimum/Maximum Dollar Limits	10
2.8 Transaction Amount Tolerances	10
2.9 Equal Treatment of Sears Card Sales Versus Other Cards	10
2.10 Telephone, Internet, or Mail Order Sales	10
2.11 Suspicious Situations	11
2.12 Prohibited Transactions and Factoring	11

3 Applications (where applicable)	11
3.1 Applications at Point-of-Sale	11
3.2 Telephone Applications	12
3.3 Internet Applications	12

4 Processing and Settlement	12
4.1 Processing and Settlement for Sears Card Transactions	12
4.1.1 General Rules for Processing and Settlement	12
4.2 Recording A Card Sale	13
4.2.1 Completing a Card Sale record	13
Merchant Operating Rules and Regulations       2

4.2.2 Obtaining the Cardholders’ Signature	13
4.2.3 Delivering Card Sale Records to the Cardholder	13
4.3 Submitting Electronic Sales Data	13
4.3.1 General Rules	13
4.3.2 Cardholder Verification	14
4.4 Payments	14
4.5 Settlement Downtime Procedures	14

5 Special Requirements for Special Services	14
5.1 Travel and Entertainment	14
5.2 Online/Internet Transactions	15
5.3 Retrievals and Chargebacks	15
5.3.1 Retrieval Requests	15
5.3.2 Chargebacks	15
5.3.3 Representment	17
5.3.4 Type Three Chargeback	17
5.3.5 Immediate Payment for Chargebacks	17

6 Business Type	17

7 Advertising	18
7.1 Telephone, Internet, or Mail Order Merchants	18
7.2 All Other Merchants	18
Merchant Operating Rules and Regulations       3

Definitions
Agreement means the Merchant Agreement entered into between Merchant and Citibank.
Arbitration is the process used to determine responsibility for a chargeback-related dispute between Citibank and the processor/merchant.
Authorization(s) means the receipt of a valid authorization code from Citibank when presenting a Card number with respect to a purchase, which includes the indication (i) of availability of credit on a Card at the time of inquiry and (ii) that the Card represents a valid account.
Authorization Center means the Citibank system to be consulted by Merchant for the purpose of obtaining authorization codes and instructions on handling Cards.
Business Day means the days the Federal Reserve Bank is open. Sales Records submitted for processing on a holiday, weekend, or after the cut-off time are treated as received the following Business Day
Card(s) or Sears Card(s) is any Sears brand or Sears owned brand payment instrument issued by Citibank, excluding the HIPS home improvement product and the Sears Charge Plus Account product, and including but not limited to the plastic Sears private label or Sears MasterCard issued to the Cardholder, which Merchant accepts from customers to effect payment for their purchases from Merchant. Where the context so requires, the term “Card” shall also include the Cardholder account relating to the Card. Where MasterCard rules conflict with these rules, MasterCard rules will prevail.
Cardholder is a person to whom a Card is issued or who is authorized by such person to use the Card.
Card Sale is a sale of Goods or Services by Merchant to a valid Cardholder through the use of a Card or Cardholder account. A Card Sale will only be deemed to have occurred after the Merchant has delivered or shipped the Goods and/or performed the Services.
Card Sale Date means the transaction date for any Card Sale.
Chargeback(s) means the reversal of a Card Sale against a sale which Merchant has previously presented.
Credit Slip means documentation or data for a returned item originally sold via a Sears Card.
Code 10 is a term used when a merchant is suspicious of a transaction.
Electronic Card Capture Device means a device intended to electronically transmit Sales Data to Citibank. This can be either a physical or virtual ‘Point of Sale’ device.
Financial Institution means any bank, credit union, or other financial entity providing Merchant payment transaction processing or services approved by Citibank.
Goods or Services means the goods or services provided by Merchant to a Cardholder.
MasterCard means MasterCard International incorporated (a Delaware corporation).
Merchant/you means an entity that accepts Sears Cards and has been approved by Citibank.
Merchant Settlement Account means an account designated by Merchant through which Citibank will process amounts due Merchant.
Mod 10 Validation means validating that the last position or check digit of an account number is correct by mathematically calculating that digit via running the first 12 digits through an algorithm provided by Citibank or a Processor or Financial Institution.
Processor means any organization processing Merchant payment transactions on behalf of that Merchant and approved to do so by Citibank.
Processing Fees means the fees charged by Citibank for transaction processing connected with the Cards.
Recurring Card Sale is a sale for goods and/or services that are delivered or performed periodically and which results in a charge to Cardholder’s account for each performance or delivery.
Refund means any refund, return, or price adjustment of a transaction made through the use of a Card or Cardholders account.
Representment(s) means the resubmission of a transaction by a Merchant to Citibank after a Chargeback.
Return means a Good, which is brought back to the Merchant by a Cardholder for Credit to the Cardholder’s account.
Sales Data means data representing Card transactions related to Merchant sales by payment cards, or refunds/credits issued by Merchant.
Sales Record means all documents or data presented to Citibank as evidence of a Card Sale or Credit.
Citibank, We or Us (for the purposes of this document only) means Citibank as issuing authority for the Sears Card.
Transaction means any single Card Sale, payment (if applicable) or Chargeback processed to a Cardholder’s account by a Merchant including, but not limited to, an Authorization and ticket capture as a single Transaction.
Transaction Processing means all those functions connected to processing Card Sales.

*	Other capitalized terms used in this document and not otherwise defined shall have the meaning set forth in the Merchant Agreement.
Merchant Operating Rules and Regulations       4

\

          Identifying Sears Card Products
Internet, Telephone or Mail Order Merchants
          Merchants who accept the Card who do not require the physical presentment of the Card or who sell Goods or Services through the Internet, telephone or mail order must perform a Mod 10 Validation.
All Other Merchants
          Merchants who accept the physical card must verify that any Sears Card presented to you is a valid Card prior to initiating the transaction. You may verify this by examining the card and confirming that the Card includes the features described below.
                         Sears “Blue” Card:
•	13 digit card beginning with any number from 0 – 9.

•	Standard mod 10 check.

•	Expiration date in mag stripe but not on the plastic.

•	Expiration date not required at authorization.

•	Rule: POS device should not validate expiration dates on 13 digit cards.

                         Sears Premier Card:
•	13 digit card beginning with any number from 0 – 9.

•	Standard mod 10 check.

•	Valid Expiration date embossed on the card as well as within the mag stripe.

•	Expiration date is required at authorization.

•	Rule: POS device should not validate expiration dates on 13 digit cards.

                         Sears Gold Card
•	Same as Sears Premier Card.

                         Sears Private Label 16 Digit Cards (Sears “Blue” and Premier):
•	16 digit ISO standard card.
Merchant Operating Rules and Regulations       5

•	Bin range = 504994.

•	Expiration date in mag stripe and embossed on the plastic.

•	Expiration date is required at authorization.

•	Rule: POS device should validate expiration dates on 16 digit cards.
(photo unavailable at this time: appearance identical to 13 digit cards)
                         Sears MasterCard Products - (Sears Gold MasterCard, Sears Premier MasterCard)
•	16 digit ISO standard card.

•	Bin range = 512106, 512107, and 512108

•	Expiration date in mag stripe and embossed on the plastic.

•	Expiration date required.

•	Rule: POS device should validate expiration dates on 16 digit cards.

                         HIPS Cards – (If Applicable)
•	Home Improvement Accounts, both 13 and 16 Digit will be declined by Citibank for all external transactions unless you have a specific agreement with Citibank to accept these cards.
                         13 digit Cards:
•	13 digit card beginning with any number from 0 – 9.

•	Standard mod 10 check.

•	Expiration date in mag stripe but not on the plastic.

•	Expiration date not required at authorization.
                         Rule: POS device should not validate expiration dates on 13 digit cards
                         16-digit Cards.
•	16-digit ISO standard card.

•	Bin range = 504994.

•	Expiration date in mag stripe and embossed on the plastic.

•	Expiration date is required at authorization.

•	Rule: POS device should validate expiration dates on 16 digit cards.

                         Sears Charge Plus Cards – (If Applicable)
•	Sears Charge Plus Accounts, both 13 and 16 Digit will be declined by Citibank for all external transactions unless you have a specific agreement with Citibank to accept these cards.
Merchant Operating Rules and Regulations       6

                         13 digit Cards:
•	13 digit card beginning with any number from 0 – 9.

•	Standard mod 10 check.

•	Expiration date in mag stripe but not on the plastic.

•	Expiration date not required at authorization.
                         Rule: POS device should not validate expiration dates on 13 digit cards
                         16-digit Cards.
•	16-digit ISO standard card.

•	Bin range = 504994.

•	Expiration date in mag stripe and embossed on the plastic.

•	Expiration date is required at authorization.

•	Rule: POS device should validate expiration dates on 16 digit cards.

                         Sears Commercial One Cards — (See Commercial One Rules & Regulations)
If you have an agreement with Citibank to accept Sears Commercial One Cards
•	16 digit ISO standard card.

•	Paper or Plastic Card

•	Bin range = 504553

•	Expiration date in mag stripe and embossed on the plastic.

•	Expiration date required.
Rule: POS device should validate expiration dates on 16 digit cards
                         Sears Canada Cards (Not applicable)
                         Citibank will decline Sears Canada Cards for all external transactions.
•	16 digit ISO standard card.

•	Bin range = 628181
                         Sears Mexico Cards (Not applicable)
                         Citibank will decline Sears Mexico Cards for all external transactions.
2	Transactions
2.1	Obtaining Authorization

2.1.1	General rules for Authorizations, unless otherwise agreed upon by Citibank in writing:
•	before completing the Card Sale, you must obtain Authorization for the amount of the purchase following Citibank specified procedures, including obtaining Authorization through electronic processing methods and terminals, authorized by Citibank.

•	you must request Authorization on or before submitting the Card Sale Date for payment except as permitted by the Merchant Operating Rules and Regulations for specific types of transactions (such as lodging, when specifically set forth in your Agreement with Citibank).

•	if Authorization is granted, you must provide an Authorization code on the Sales Record submitted to Citibank for processing.
Merchant Operating Rules and Regulations       7

•	if Authorization is denied, you must not make further attempts to obtain Authorization with that Card on that day, you must not allow the Card Sale.

•	if the Card Sale involves suspicious or unusual circumstances, you must request a Code 10 Authorization. You must retain any Card by reasonable and peaceful means if requested to do so by the Authorization provider. {Please refer to section 1.11.}
If you complete a Card Sale without Authorization, you will be responsible for any Chargeback of the Card Sale. However, obtaining Authorization only means that at the time Authorization was requested sufficient credit or funds were available from the Card account and the Card was not on a warning list. Obtaining Authorization does not assure that the person using the Card is its Cardholder and will not prevent a Chargeback to the Merchant for a variety of reasons under the Chargeback Section 3.2.2 including, but not limited to, use of the Card by an unauthorized user, or a Cardholder claim or defense relating to the Card Sale.

If you process Sears Cards through Citibank, We will provide an authorization log upon your request. Otherwise, please contact your processor.

2.1.2	Telephone, Internet, or Mail Order Merchants (Card Not Present)

For Internet, telephone, or mail order Authorization requests, you must electronically transmit the account number, expiration date (if any), and amount of the transaction. If a Card is accepted for a sale without proper Authorization, Citibank is not required to pay for the sale. If We have already paid for the sale, Citibank can Chargeback the unauthorized sale. A Chargeback can still occur even if Authorization is obtained for other reasons described in the Chargeback section. Authorization requests must be presented at a minimum daily, but preferably real-time.

2.1.3	All Other Merchants

You must obtain Authorization prior to completing a Card sale for any transaction. You must obtain Authorization from Citibank by an Electronic Card Capture Device. Unless you have a prior arrangement with Citibank, We will only provide Authorization over the phone for a device malfunction described in 1.1.4. For Card present transactions, you must transmit to Citibank the complete contents of the magnetic stripe. If the magnetic stripe is unreadable, Citibank will accept a manually entered transaction. Authorization requests must be presented at a minimum daily, but preferably in real-time.

2.1.4	Authorization Downtime Procedures
2.1.4.1	Telephone, Internet or Mail Order Merchants

If the Electronic Card Capture Device is not working you must queue the Authorization requests and retry them when the Authorization system is functional, not to exceed 5 days from the return of Authorization system availability.

2.1.4.2	All Other Merchants

If the Electronic Card Capture Device is not working you must call our Authorization Center at 1-800-733-2426 for Authorization on each sale. If a sale is approved you must re-enter the sale in the Electronic Card Capture Device as soon as the Electronic Card Capture Device is working, not to exceed 5 days after the Authorization system is functional. You must provide the following information:
•	Card account number

•	Unit number assigned by Citibank

•	Dollar amount of Sale

•	Expiration date (if applicable)
Merchant Operating Rules and Regulations       8

2.1.5	Authorization Formats

All data transmitted must be in a form and format approved in advance by Citibank and must be presorted and organized according to Citibank’ acceptance rules.

2.2	Returns

Citibank will honor your return policy as long as it complies with all federal, state, and local laws and is clearly posted or otherwise made known to the Cardholder at the time of the sale. If a Cardholder returns merchandise or cancels the services paid for with a Sears Card you must give credit to that Sears Card. Returns for sales or cancellation of services not paid for by a Sears Card should not be credited to the Sears Card. Sales Data from the return should be included in your daily file.

All data transmitted must be in a form and format approved in advance by Citibank and must be presorted and organized according to Citibank’ instructions.

2.3	Refunds, Adjustments and Credit Slips

2.3.1	Merchant Policy

You may limit returned merchandise or limit price adjustments, to the same extent as for sales not involving a Card, provided you properly disclose the policy to the Cardholder before the sale, the limits are noted on the Card Sale record before the Cardholder signs it, and the purchased Goods or Services are delivered to the Cardholder at the time the Card Sale takes place.

2.3.2	Credit Slip

You may not make a refund or adjustment for a Card Sale in cash (except when required by law), but will deliver to Citibank a Credit Slip for a refund or adjustment to the Card account within seven (7) days of the refund or adjustment and deliver to the Cardholder a copy of the Credit Slip at the time the refund or adjustment is made.

You must include the refund date and amount and a brief description of the refund or adjustment on the Credit Slip in sufficient detail to identify the Card used and original Card Sale.

You may not deliver a Credit Slip to Citibank for any refund or adjustment of a purchase not originating as a Card Sale with the same Cardholder requesting the refund or adjustment, or a Card Sale not made with the Merchant.

You may not receive money from a Cardholder and subsequently deliver to Citibank a Credit Slip to make a deposit to the Card account. Citibank may delay, within the legal limit, processing Credit Slips on any day to the extent the valid Credit Slips exceed the total of valid Card Sales presented on that day.

2.4 Cash Advances

Unless otherwise agreed to in writing by Citibank, you may not issue a cash advance on any Citibank Card.

2.5 Surcharges

Unless otherwise agreed to in writing by Citibank, you may not impose any surcharge, levy, or fee of any kind for the use of a Sears Card product by the Cardholder.

2.6 Split Tickets

You may allow a Cardholder to use the Sears Card to pay for a portion of any service or merchandise.

2.7 Minimum/Maximum Dollar Limits

You may not require that any Cardholder make a minimum purchase in order to use a Sears Card. You may not set a maximum limit on purchases for a Cardholder using a Sears Card.
Merchant Operating Rules and Regulations       9

2.8 Transaction Amount Tolerances

Industry	Amount Tolerances

Retail	Authorization amount must equal clearing amount

Supermarket	Authorization amount must equal clearing amount

Restaurant	Clearing amount variance = +/- 20% from original authorization amount

Hotel/Auto Rental	Clearing amount variance = +/- 15 % of the original authorization amount

Airlines	Clearing amount variance = +/- $1.00

Card Not Present	Authorization amount must equal clearing amount
2.9 Equal Treatment of Sears Card Sales Versus Other Cards You may not have any policy that discriminates against users of a Sears Card versus any other credit or charge card that you accept.

2.10 Telephone, Internet, or Mail Order Sales All telephone, Internet, and mail order sales will need to obtain an electronic Authorization as set forth above in section 2.1.

2.11	Suspicious Situations

Any Merchant employee who is suspicious of the validity of a Sears Card or the presenter of the Sears Card for any reason should notify Citibank immediately. The procedure is as follows:
•	Call the Authorization Center at 1-800-733-2426;

•	Ask the Account Manager for a Code 10 Authorization;

•	The Account Manager will connect you to the Code 10 Authorization Center;

•	The Code 10 Authorization Center will ask your employee a series of questions that will not appear unusual to the customer and will allow them to process the authorization.
2.12 Prohibited Transactions and Factoring

You must not present to Citibank, directly or indirectly, any Sales Record:
•	That is not the result of a bona fide Card Sale between the Cardholder and you;

•	You knew or should have known to be fraudulent or not authorized by the Cardholder;

•	That represents a Card Sale outside your normal course of business;

•	Representing the refinancing or transfer of an existing Cardholder obligation;

•	Representing a Card Sale arising from the dishonor of a Cardholder’s personal check;

•	Representing another Sales Record that has already been presented to Citibank.
3.	Applications (where applicable)
3.1 Applications at Point-of-Sale

If applicable, applications for Sears Credit Cards can be completed, whether with or without an accompanying sale, and forwarded to Purchaser via telephone or by electronic transmission, inclusive of telephone, terminal or point-of-sale system devices, will be transmitted to Citibank in a mutually acceptable manner and format. Merchant shall be responsible for the following:
•	Providing all information required on the application furnished by Citibank.

•	Obtaining and verifying one form of identification to verify the applicant’s identity, one of which must consist of a current, official government identification document, such as a passport or driver’s license, that bears the applicant’s signature.

•	Obtaining the signature on the Application of all persons whose names will appear on the Account or who will be responsible for the Account.

•	Upon either approval or decline, sending the signed disclosures, including those processed by telephone, to Citibank at the designated address within five (5) days.
Merchant Operating Rules and Regulations       10

•	Entering the sale into the Electronic Card Capture Device. If requested to do so by Citibank’s representative, Merchant’s employee shall also enter into the Electronic Card Capture Device the approval code provided by Citibank

•	Providing to each applicant a copy of the initial disclosures Citibank provides to Merchant expressly for distribution to applicants.
If approved, Citibank’s representative will provide the Account number, credit limit and term where applicable to Merchants’ employee or representative. In order to obtain Authorization for the Card Sale, Merchant’s employee or representative must enter the Account number and total amount of the Card Sale into the Electronic Card Capture Device.

If Citibank declines an application, Citibank will provide Merchant’s employee or representative with an adverse action reference number that Merchant’s employee or representative will provide to the applicant and Citibank will send an adverse action letter to the applicant via mail.

If Citibank is unable to render an immediate decision, Citibank will provide the Merchant’s employee or representative with an application pending number with phone number, and the Merchant employee or representative will call Citibank for a final approve or decline decision. If Citibank declines the application, Merchant will then advise the applicant that Citibank will notify the applicant of the final decision by mail.

If the application is approved, but the total amount of the Card Sale exceeds the line of credit offered to the applicant, Citibank’s associate will communicate to the applicant a counteroffer for a lower line of credit or another Sears Credit Card. If the applicant declines the counteroffer, Merchant’s employee or representative must treat the application as if Citibank declined the application.

3.2 Telephone Applications

If applicable, applications for the Credit Card received by Merchant by telephone, whether with or without an accompanying sale, will be processed by Merchant and forwarded electronically to Citibank in a mutually acceptable manner and format. Such applications will be immediately available for Card Sales only if the Cardholder received the required initial disclosures. If the consumer applies for an Account by telephone and did not receive the initial disclosures, Citibank will put a tiered watch or block on the Account until a plastic card with disclosures is received by the customer, and the Merchant’s employee or representative may not process the Card Sale on the Account until the Cardholder activates the card or uses the card in the Store.

3.3 Internet Applications

Customers of Sears who wish to apply for a Sears Credit Card may do so via Sears’ Internet website. All applications received by Citibank via the Internet will be processed only if all of the information requested on the website application form has been completed. For Internet applications, the Citibank Card Agreement shall be transmitted to the consumer by Citibank through the website. If approved, Accounts opened via the Internet application process are immediately available for Card Sales.
4.	Processing and Settlement
Unless otherwise agreed to with Citibank, all Processing and Settlement for Sears Card transactions will be accomplished via your agreement with your Processor or Financial Institution, with and through Citibank.

4.1 Processing and Settlement for Sears Card Transactions

General Rules for Processing and Settlement

Submission of Card Sales for Cardholder Purchases: You must submit to Citibank Card Sales only if the Card Sale is made or approved by the Cardholder who is issued, or is authorized to use, the Card used for the Card Sale. Unless otherwise agreed to in writing by Citibank, you must not submit a Card Sale until you have performed the services or have shipped the merchandise postage prepaid to the customer. You will not submit:
•	A Card Sale involving solicitations from third parties, for example, telemarketing by independent contractors, or a Card Sale involving your franchisees, partners, or joint ventures, except as authorized in writing by Citibank;

•	A Card Sale for a purchase from any entity other than you, or Card Sales by any of your owners, partners, officers or employees, other than Card Sales for bona fide purchases from you.
Merchant Operating Rules and Regulations       11

You will not directly bill or accept payment from a Cardholder for any Card sales you submit to Citibank, except that if a Card Sale results in a Chargeback paid by you, you may proceed to collect from the Cardholder as permitted by law but not by submitting a new Card Sale to cover the Chargeback.

Citibank will pay you for each valid Card Sale, which you submit to Citibank by crediting your Merchant Settlement Account according to the payment schedule and method agreed to in your Agreement with Citibank. Citibank is not obligated to pay you for Card Sales submitted that are not valid Card Sales. Each payment from Citibank to you will be subject to adjustment upon Citibank’s further review and verification. Payment to you for a Card Sale disputed by a Cardholder for any reason is not final.

Citibank may deduct from any payment to you the amount of any Credit Slip, Refund or Chargeback to you, and any processing fees or Card Sales due from you, as well as any deductions for a Reserve Account, as provided in your Agreement with Citibank. You must immediately pay Citibank the amount by which Credit Slips processed on any day exceed valid Card Sales submitted on that day without limiting Citibank remedies, Citibank may obtain the amount due by deducting it from the Merchant Settlement Account, or funds due you.

You must pay Citibank processing fees and Card Sales in the amount specified in the pricing Schedule provided by Citibank in the Merchant Agreement.

You will designate a Merchant Settlement Account in your name at a depository institution under arrangements acceptable to Citibank. If the Merchant Settlement Account is closed, Citibank may in its sole discretion either hold funds due to you or remit funds to you in a manner of Citibank own choosing such as but not limited to, a check or wire transfer.

All such debits and credits will be made through the Automated Clearing House (“ACH”) if possible. Merchant will comply with all ACH and Bank rules applicable. All such debits and credits are provisional as between the parties and subject to reversal under your Merchant Agreement with Citibank.

Merchant shall have the right to replace the Bank and/or the Account upon 10 days written notice to Citibank or Acquirer designating the successor Bank and Account, with a copy of its notice to the successor Bank of Citibank or Acquirer’s rights and authorities hereunder. Merchant shall not close the old Account until the successor Account has been opened and such a notice has been given.

Citibank reserves the right, at its sole discretion, to terminate a Merchant as an acceptor of Cards, including the ability to suspend for any period of time the ability of Merchant to accept Cards at any of it’s locations (including, but not limited to, acceptance via the Internet, telephone or other means of communication).

If you process the Sears Cards with Citibank, We will provide a settlement report and/or file upon your request. Otherwise, please contact your processor.

4.2	Recording A Card Sale

4.2.1	Completing a Card Sale record

You must record each Card Sale and Sales Record by following procedures in a format and manner specified by Citibank and using records such as sales drafts, sales slips or electronic processing records and methods, as applicable. You will complete each sale as a single Card Sale, unless otherwise agreed to in writing by Citibank.

4.2.2	Obtaining the Cardholders’ Signature

You will require Cardholders to sign the Card Sale record but not until the final transaction amount is entered into the total column of the Card Sale record. You warrant that the signature on the Card Sale record is that of the Cardholder or a person authorized by the Cardholder to use the Card. If the signature panel in the Card is blank or if signature panel has “See ID”, in addition to requesting an Authorization, you must do all of the following:
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•	Review positive identification to determine that the customer is the Cardholder. The identification must consist of a current, official government identification document, such as a passport or driver’s license, that bears the Cardholder’s signature;

•	Write the positive identification, including any serial number and expiration date on the Card Sale record;

•	Require the Cardholder to sign the signature panel of the Card before completing the Card Sale.
4.2.3	Delivering Card Sale Records to the Cardholder

You will deliver to the Cardholder an accurate and complete copy of the Card Sale, no later than the time of delivery of the goods or performance of services, using a format approved by Citibank. You must provide the following information on the Cardholder’s copy:
•	Card account number

•	Merchant name

•	Location code or city and state

•	Card Sale amount

•	Card Sale Date

•	Brief description of merchandise or services sold
4.3 Submitting Electronic Sales Data

4.3.1	General Rules

All Card Sale Data will be submitted to Citibank through an electronic terminal, unless otherwise agreed to in writing by Citibank.

You will submit all Card Sales to Citibank using approved Card Sale records, within five days of the Card Sale unless Citibank grants you a longer time in writing. Delay in submitting Card Sales may result in Citibank declining to process the Card Sales, or non-payment of Merchant Card Sales.

All Card Sale Data must be in US dollars.

4.3.2	Cardholder Verification

You will not complete a Card Sale before the “Valid From” date or after the expiration date of a Card, where applicable.

You will complete a Card Sale only if the signature on the sales draft or Card Sale record is the same as the signature appearing on the Card (which signature may, but need not be, the name embossed or printed on the Card). If identification is uncertain or if you otherwise question the validity of the Card, you will contact Citibank for instructions.

Nevertheless, conforming to these requirements will not relieve you of your responsibility to verify that the person using the Card is the Cardholder or a person authorized by the Cardholder to use the Card.

Citibank may require you to examine additional Card security features before completing a Card Sale.

You must transmit your Sales Data each business day to your Sears Card Processor, Financial Institution or directly to Citibank (if applicable). If you fail to send Sales Data to your Processor, Financial Institution, or Citibank on the next business day, Citibank will not be required to reimburse the transactions, as outlined in the Chargeback Rules. In the event of system availability problems, please see section 2.5.

All data transmitted must be in a form and format approved in advance by Citibank and must be presorted and organized according to Citibank’ instructions.
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4.4 Payments

You may not receive or process any payment intended for a Cardholder’s account. If you receive a payment from a Cardholder, you must immediately forward it to Citibank at:
Citibank Payment Center

PO Box 182149

Columbus, OH 43218-2149
4.5	Settlement Downtime Procedures

If the Electronic Card Capture Device is not working you must retain and continue to retry transmission when the Electronic Card Capture Device is functional. In the event of a Processor or Financial Institution system failure, Citibank reserves the right to reject transactions submitted more than 5 days from the date the system becomes operational. In the event of a Merchant system failure, Citibank reserves the right to reject transactions submitted more than ten days from the transaction date. If you surpass the timeframes listed, you must re-authorize the transaction before the transaction can be submitted for settlement.
5.	Special Requirements for Special Services
5.1 Travel and Entertainment

The following sections set forth-additional requirements for travel and entertainment reservation service.

If you provide lodging (hotel, motel, resort or inn) you may guarantee a reservation by obtaining the Card’s embossed name, account number and expiration date and by completing the following procedures:

Verbally confirm to the Cardholder the reservation by stating the following information:
•	Card’s embossed name, account number and expiration date as provided by the Cardholder;

•	Name and exact address, including street, city and state of the lodging check-in location;

•	Reservation confirmation code;

•	Rate and any other details relating to the reservation;

•	Provisions of the guaranteed reservation relating to the Cardholder’s reservations and any other cancellation details related to the reservation;

•	Inform the Cardholder that lodging accommodations will be held until check-out time on the day after the scheduled arrival date unless cancelled by six p.m., local establishment time, on the scheduled arrival date;

•	For resort establishments requiring cancellation before six p.m., local establishment time, on the scheduled arrival date, the cancellation time must not exceed 72 hours before the scheduled arrival date. The Cardholder must be provided with the specific written cancellation policy, including the date and time the cancellation privileges expire. If a reservation is made less than 72 hours before the scheduled arrival, the cancellation procedure of six p.m., local establishment time, on the scheduled arrival date will apply;

•	Provide the Cardholder if requested with a written confirmation including the information specified above;

•	Advise the Cardholder of the billing for a no-show Card Sale as specified below. (A no-show Card Sale is a Card Sale by you resulting from the Cardholder’s failure to properly cancel the reservation);

•	If the Cardholder has not checked in by check-out time the day following the scheduled arrival date and the reservation was not properly cancelled, the Cardholder may be Charged for one night’s lodging including tax;

•	Accept a cancellation request from a Cardholder provided the cancellation request is made before the specified cancellation time. Provide the Cardholder with a cancellation code and advise the Cardholder to retain it in case of a dispute. If requested, provide the Cardholder with written confirmation of the cancellation including the Card’s embossed name, the cancellation code, and the details relating to the cancelled reservation;
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•	If the reserved lodging accommodation has not been rented or cancelled by the specified cancellation time, the lodging accommodations must be held available in accordance with the reservation;
5.2 Online/Internet Transactions

All Internet transactions must have 128-bit Secure Socket Layer (SSL) Web encryption at a minimum when any sensitive information is entered or transmitted.

5.3 Retrievals and Chargebacks

Citibank will chargeback to you and you will pay back Citibank, the amount of each Card Sale which you submit to Citibank that is charged back for any reason, or to the extent Citibank has received valid claims regarding the Card Sales from Cardholders under other provisions of law.

5.3.1	Retrieval Requests

A Cardholder may request information regarding a Transaction made at your establishment. If Citibank requests documentation or a Retrieval Request from you, you must provide us with a copy of the Sales Record within 30 business days of our request. If you do not respond in the allotted time, Citibank may issue a chargeback, as described in section 5.2.2.

5.3.2	Chargebacks

A Chargeback may occur for any one or more of several reasons, or through operations of consumer protection laws such as the Truth in Lending Act and the Fair Credit Billing Act. Chargebacks must be submitted to the Merchant no later than 120 days after the transaction in question appeared on the customers’ bill or after expected or actual date of delivery or installation. Citibank may correspond on behalf of the Cardholder for submission of dispute summaries or chargeback notifications. Chargeback reasons include, without limitation:

Definition	Explanation	Support Chargeback	Reverse Chargeback
Transaction without Required Authorization	A valid Authorization was not obtained.	Authorization Report for Sales Data and Cardholder billing statement.	-Within downtime floor limits set forth in Section 1.1.3 of the Rules, or -proof of authorized transaction partial/full .

Transaction without Required Authorization, where Transaction would have been declined by Citibank	A valid Authorization was not obtained.	Authorization Report reflecting that the transaction would have been Declined at the time of sale.	Proof that the transaction was Authorized in part or in full.

Declined Authorization	The Card Sale was completed after Merchant received a decline.	Authorization Report showing Decline and Cardholder billing statement.	-proof of authorized transaction partial/ full

Invalid Cardholder Account Number	The Card Sale was submitted using an Account number for which no valid Account exists or can be located.	Reject-Re-entry Report or Purged Account Report.	-Provide proof of imprint or swiped card information, and -proof of authorized transaction partial/ full

Late Presentation of Transaction	The Card Sale was presented after the five-day limit, and as provided in Section 1.4.1 of the Rules.	Sales Record and Cardholder billing statement with proof of a negative change in the Cardholder status at the time of Chargeback.	-Provide proof that negative change in the Cardholder status is false or occurred prior to the additional five day period.

Cardholder Disputes Merchandise/Service	The Cardholder disputes the delivery, quality or performance of Merchandise/Service and Merchant has not resolved such dispute within 30 days, and Cardholder claims to have made a good faith attempt to resolve with Merchant.	Completed written dispute form from Citibank stating the claim by the Cardholder.	Resolution of dispute by Merchant within the timeframe, provide proof that a partial/full credit has been posted to the Account, or prove that written dispute is invalid.

Transaction Amount Differs	The Cardholder claims that the purchase amount for which the Cardholder signed was altered after the Cardholder signed the Sales Record and without the Cardholder’s consent or direction, with the exception of travel and entertainment transactions. Only the difference will be charged back to Merchant.	Cardholder’s Receipt does not match copy of Sales Record received from Merchant or the Account Itemization or Statement	- POS Transaction Log proving Cardholder altered the amount, or - Merchant Policy at T&E Merchants as outlined in section 3.1.1 of these Rules.
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Definition	Explanation	Support Chargeback	Reverse Chargeback
Duplicate Processing	Cardholder claims they have been charged twice for a Card Sale.	Cardholder billing statement(s) or itemization	Production of two Sales Records with different authorization codes or POS Transaction Log or proof that a credit/refund was granted.

Non-Receipt of Refund or cancellation of services/ merchandise	Cardholder claims that a Refund issued by Merchant has never been posted to the Cardholder’s Account or Cardholder received a cash refund in connection with a Card Sale. The Chargeback is limited to the amount of the Refund.	Cardholder’s Credit Slip or credit advice, or proof of return or cancellation.	-Proof that a credit/refund was granted, or -Provide Store rebuttal if service /merchandise is not accepted for credit per the refund/return/cancellation policy

Unauthorized Purchase	The Cardholder claims that neither the Cardholder nor any party authorized by the Cardholder participated in the Card Sale and that the Cardholder has no knowledge of the Card Sale.	Completed written dispute form from Citibank stating the claim by the Cardholder, and copy of Sales Record and authorization log. Additional investigation may also be necessary.	Proof that the Sears Card was present at the time of the transaction and (i) a valid Authorization and (ii) consent of Cardholder or Cardholder’s authorized representative were obtained. For Mail Orders/Telephone Orders (MOTO): proof that Cardholder received merchandise (or signed receipt of delivery by Cardholder or person to whom shipment was sent in accordance with Cardholder’s instructions). Signature and imprinted draft or proof that card was present.

Non-Receipt of Merchandise	Merchant submitted a Card Sale in which the Merchandise was not yet shipped or otherwise provided to the Cardholder or the Cardholder claims they have not received the Merchandise for which they have been charged.	Completed written dispute form from Citibank stating the claim by the Cardholder	Proof that the cardholder or a person authorized by the cardholder received the merchandise.

Non-Receipt of Requested Document	Sales Record or Refund Record has not been provided within 30 days of request.	None	Provide proof that documentation was sent within the same 30-day period.

Breach of representation or warranty of Merchant that relates directly to the Cardholder’s complaint, except for instances of Merchant’ employee fraud.	Citibank to provide detail to Merchant with respect to the specific breach and amount of Chargeback.	Proof of breach by Merchant.	Proof of compliance in all material respects with representation or warranty.
Citibank may correspond on behalf of the Cardholder for submission of dispute summaries or Chargeback notifications. Merchant will furnish Citibank with copies of Card Sales and related information within thirty (30) days of Citibank’s request. Doing so will not prevent a Chargeback, but failure to respond will significantly increase the probability of a Chargeback.

5.3.3	Representment

You must submit your request to Citibank within thirty days after receiving notice of the Chargeback. Your failure to act within that time may not provide Citibank with a reasonable number of days to evaluate your Representment of the Card Sale. Citibank will not be obligated to accept Representments of Chargebacks except to the extent allowed by your timely dispute of other Chargebacks. Citibank’ obligation to you for a Chargeback is limited to Representment. Citibank will not engage in direct collection efforts against Cardholders on your behalf.
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5.3.4	Type Three Chargeback

Citibank reserves the right to make a final decision and reverse a Chargeback back to you that Citibank does not believe you have provided sufficient proof of your position as outlined in Section 5.2.2 above. Citibank reserves the right to do so in it’s sole discretion.

5.3.5	Immediate Payment for Chargebacks

Each Chargeback to you is immediately due and payable. Citibank may deduct, debit, and withhold the amount of the Chargeback or anticipated Chargeback from the deposits due to you at any time without advance notice. Citibank will notify you as debits occur.

In the event Citibank, in its sole discretion, determines that a Merchant, or any of the Merchants locations are experiencing excessive Chargebacks or fraud, Citibank reserves the right to suspend acceptance of the Sears Card from any Merchant or Merchant’s location(s) immediately without further notices.
6	Business Type
We have agreed to allow you to accept the Sears Card based on the type of business you currently are in. In the future, if you elect to engage in any new lines or types of business activities, you must immediately inform us of this by contacting Citibank. If you fail to notify us, We may terminate acceptance of the Sears Card immediately and without further notice.

There are some types of businesses We have determined We will not accept as Merchants. We may elect not to extend our Merchant acceptance to any new lines or business activities you might enter in to.

Because of the irreparable damage to the value of the Sears Card and the Trademarks, the use of the Sears Card in connection with a going out of business sale, liquidation sale, insolvency or bankruptcy of Merchant is strictly prohibited. You agree that Citibank will be entitled to, and hereby consents to the entry without notice to your place of business or the posting of any bond in respect thereof by Citibank of, a stay, temporary injunction, and permanent injunctive relief prohibiting such use.
7	Advertising
7.1	Telephone, Internet, or Mail Order Merchants

You agree that you will offer the Sears Card as a payment option in accordance with any agreement you have with Citibank, or at least in such a manner and with such frequency as accorded any other third party credit or charge card with which you do not have a special marketing agreement.

7.2 All Other Merchants

You agree that you will prominently display at each of your locations advertising and promotional materials relating to the Sears Card in such a manner and with such frequency as accorded any other third-party credit or charge card. We may, at our expense or at a mutually agreed upon expense, supply advertising and display materials necessary to promote the Sears Cards.
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EXHIBIT B TO SCHEDULE 9.2A
Pricing Schedule
For Citibank’s services hereunder, Merchant will pay compensation to Citibank at the rates set forth in this Pricing Schedule, and reimburse Citibank for certain expenses identified herein. Such rates are subject to increase by Citibank to reflect any business necessary increase in the assessments, interchange fees or other charges. In the event of such an increase Citibank will provide to Merchant as much advance notice as possible and a calculation or good faith estimate of the effect of such increase on the costs of providing the services hereunder.
If applicable, Citibank will compute such compensation and deliver a statement to Merchant monthly, and shall, on the first business day following the end of the month, debit the amount from the next settlement as stated in Section 8 of the Agreement, or if such settlement is insufficient, directly from the Account. Any compensation not paid by such a debit will be payable in cash on demand.
Merchant agrees that it will pay Citibank a processing fee equal to 0% of the net amount of all transactions processed under this Agreement.
The net amount shall equal total sales and chargeback reversals minus total credits, returns, and chargebacks.
The processing fee will be calculated daily and subtracted from the total amount due to the Merchant as described in the above Agreement.
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